The transactions pursuant to the share exchange described in this document involve securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

Extraordinary General Meeting of Shareholders Notice of Convocation

Meeting Information

Date and time: Friday, December 20, 2024 at 10 a.m.

Reception desk opens at 9 a.m.

Venue: HOUSECOM CORPORATION

Headquarters Large Conference Room

Shinagawa East One Tower, 9th floor

2-16-1 Konan, Minato-ku, Tokyo

Matter to be Resolved Proposal: Approval of the Share Exchange Agreement.................................................5
Contents Extraordinary General Meeting of Shareholders Notice of Convocation...............................1 Reference Documents for the General Meeting of Shareholders............................5
Please note that no commemorative gift will be provided to shareholders who attend the Meeting. Thank you for your understanding.
HOUSECOM CORPORATION Securities Code: 3275

Securities Code:3275 Dispatch date: December 5, 2024 Commencement date of electronic provision measures: November 29, 2024
To Shareholders:	2-16-1 Konan, Minato-ku, Tokyo HOUSECOM CORPORATION
	President and Representative Director	Kei Tamura

Notice of Convocation of Extraordinary General Meeting of Shareholders

We hereby announce that an Extraordinary General Meeting of Shareholders of the Company will be held as follows.

Measures for electronic provision are being taken for the meeting, and the matters for electronic provision are posted on the following websites.

HOUSECOM website: https://www.housecom.co.jp/

(To view the materials, please visit the website above and choose from the menu, “Information for Investors,” then “IR Library,” and finally, “Shareholders Meeting Materials.”)

Website where Shareholders Meeting Materials are posted: https://d.sokai.jp/3275/24200878/

Tokyo Stock Exchange website (TSE Listed Company Search) https://www2.jpx.co.jp/tseHpFront/JJK010010Action.do?Show=Show

 (To view the materials, please visit the TSE website above and either enter and search “HOUSECOM” in the Issue name (Company name) field or our securities code “3275” in the Code field. Choose “Basic Information” and then “Documents for public inspection/ PR information,” and finally “Notice of General Meeting of Shareholders /Informational materials for a General Meeting of Shareholders.)

Instead of physically attending the meeting, you may exercise your voting rights in writing or via the internet. Please review the reference materials for the meeting and exercise your voting rights by 5:30 p.m. on Thursday, December 19, 2024.

1	Date and time	Friday, December 20, 2024 at 10 a.m.
2	Venue	HOUSECOM CORPORATION Headquarters Large Conference Room Shinagawa East One Tower, 9th floor 2-16-1 Konan, Minato-ku, Tokyo
3	Purpose
Matter to be resolved
	Proposal	Approval of the Share Exchange Agreement

◎	Any revisions to matters subject to electronic provision measures (information both before and after revision) will be posted on the websites above.
◎	Shareholders who requested delivery of physical documents will receive printed documents with matters subject to electronic provision measures; please note that such documents will not contain the following documents of Daito Trust Construction Co., Ltd. pursuant to laws, regulations and the provisions of Article 15 of the Company’s Articles of Incorporation.
(i)	Articles of Incorporation
(ii)	Financial statements, etc. for the most recent fiscal year (term ended March 2024)
◎	Please note that no commemorative gift will be provided to shareholders who attend the Meeting.

Guide to Exercising Voting Rights

The right to vote at the General Meeting of Shareholders is an important right granted to all shareholders.

Please review the reference materials for the meeting and exercise your voting rights.

There are three ways to exercise your voting rights, as described below.

Exercising voting rights by mail	Exercising voting rights over the internet	Attending the General Meeting
Please indicate your approval or disapproval of each resolution on the Voting Right Exercise Form and mail it (no stamp is necessary).	Please follow the instructions on the next page and indicate whether you vote for or against each resolution.	Please return the Voting Right Exercise Form to the reception desk at the Meeting venue.
Voting deadline	Voting deadline	Date
Must be received by Thursday, December 19, 2024 At 5:30 p.m.	Entry must be completed by Thursday, December 19, 2024 At 5:30 p.m.	Friday, December 20, 2024 At 10 a.m. (reception starts at: 9 a.m.)

How to Fill in the Voting Rights Exercise Form

・	If voting rights are exercised both over the internet and by mail, the votes cast via the internet will be treated as valid votes. If voting rights are exercised over the internet more than once, the votes cast last will be treated as valid votes.
・	If there is no indication of approval or disapproval of resolutions on a mailed Voting Rights Exercise Form, it will be treated as having an indication of approval.

How to Exercise Voting Rights over the Internet

By scanning the QR code	By entering a login ID and temporary password
You can log onto the voting rights exercise website without entering the login ID and the temporary password on your Voting Rights Exercise Form.	Voting rights exercise website https://evote.tr.mufg.jp/

For any questions regarding the exercise of voting rights over the internet on a computer or smartphone, please contact the Help Desk at the right	Mitsubishi UFJ Trust and Banking Corporation Securities Agency Department Help Desk 0120-173-027 (Toll free; hours: 9:00 a.m. to 9:00 p.m.)

Reference Materials for the General Meeting of Shareholders

Proposal and reference matters

Proposal Approval of the Share Exchange Agreement

The Company and Daito Trust Construction Co., Ltd. (“Daito”; together with the Company, the “Companies”) each resolved at the meeting of their respective board of directors held on October 29, 2024 to implement a share exchange (“Share Exchange”) through which Daito will become a wholly owning parent company and the Company a wholly owned subsidiary, and the Companies executed a share exchange agreement (“Share Exchange Agreement”) dated the same day.

The Company requests shareholder approval of the Share Exchange Agreement.

The Share Exchange is expected to be implemented effective February 1, 2025, without Daito’s obtaining shareholder approval by way of a simplified share exchange procedure pursuant to Article 796, Paragraph 2 of the Companies Act (Act No. 86 of 2005, as amended; hereinafter the same) and, for the Company, by obtaining approval of the Share Exchange Agreement at the Extraordinary General Meeting of Shareholders.

Prior to the effective date of the Share Exchange (scheduled for February 1, 2025), the ordinary shares of the Company (“Housecom Shares”) will be delisted from the Standard Market of the Tokyo Stock Exchange, Inc. (“TSE”) on January 30, 2025, with the last trading day being January 29, 2025.

The reason for implementing the Share Exchange, details of the Share Exchange Agreement and other matters relating to the Resolution are as follows.

1.	Reason for Implementing the Share Exchange

Daito is comprised of Daito, its 51 consolidated subsidiaries and 3 equity method affiliates (collectively, “Daito Group”), and offers comprehensive services ranging from design and construction of building leasing business to tenant recruitment business and rental housing management to landowners who are seeking optimal use of their land through the building leasing business, and is also engaged in related businesses such as gas supply, solar power generation, nursing care, and childcare. In 2024, on the occasion of its 50th anniversary, Daito Group formulated its Group Purpose: “Link the Trust to Make a Better Future,” and defined “Vision 2030” as its vision for 2030 based on the Daito Group Purpose as the first step towards becoming a 100-year company. It has positioned the period from FY2024 to FY2026 as “New Challenges as a group” leading up to 2030, and in May 2024, Daito formulated its medium-term management plan (the “Medium-Term Management Plan”). The Medium-Term Management Plan has set out three key measures as basic policies, i.e., (i) promotion of human capital management, (ii) establishment of a strong core business, and (iii) tackling on the focus areas of this Medium-Term Management Plan (expansion of real estate development business, starting overseas operations, and regional development that is unique to Daito Group), with the aim of contributing to society through business activities.

On the other hand, the Company was established in 1998 as Kansai Housecom Co., Ltd. as a company receiving 100% investment from Daito, with the aim of providing brokerage services for rental buildings in the Kansai region. In 2003, the company changed its trade name to the current trade name, and in 2011, it was listed on the JASDAQ (currently Standard) Market of the Osaka Securities Exchange Co., Ltd. (currently TSE). In 2019, it made SK Building Material Co., Ltd., which operates a construction and renovation business, a consolidated subsidiary. In 2021, it made TAKUTO Co., Ltd. (currently Osaka Housecom Co., Ltd.), which operates a real estate rental brokerage business mainly in Osaka, a consolidated subsidiary. After changing to adopt a holding company system in 2022, it made CRN Co., Ltd., which operates the real estate franchise brand “Clasmo” in the Kansai region, a consolidated subsidiary in 2023, and has played an important role in the real estate rental brokerage business of Daito Group. In addition, under the mission of “creating a world that makes people happy through housing,” the Company handles properties of self-managing landlords, management companies, and Daito without distinction, and is committed to finding housing spaces that best meet the needs of customers as a “tenant’s agent.” Also, the Company’s basic policy on sustainability is: “As a housing service provider, we aim to achieve the continuous development of our business activities and the realization of a sustainable society by providing our customers with comfortable living environments and our landlords with stable management.” In the medium to long term, the Company is working to improve its performance by setting four key management strategies, i.e., (i) reinforcing the competitiveness of existing businesses through the use of IT technology and customer information, (ii) expanding the scale by increasing the number of stores in the existing businesses through new store openings and M&A, (iii) transforming the profit structure by expanding the business area of services provided through data and capital goods and services with continuous income streams, and (iv) strengthening internal systems to advance group management.

In recent years, the macroeconomic trends of the global and domestic economies have led to significant changes in the socioeconomic environment surrounding the Companies, and it is expected that competition among corporations will further intensify.

In addition, the Building Lots and Buildings Transaction Business Act was amended in May 2022 as part of the development of digital reform-related laws aimed at forming a “digital society,” and as a result, electronical real estate-related transactions became possible. It is expected that real estate-related laws and regulations will be additionally amended in a flexible manner and the real estate industry will also undergo further digital transformation (“DX”), and thus, the real estate industry is entering a period of major changes. While the rental housing market is recovering its vitality through efforts to revitalize sales and promotional activities after various restrictions were eased in May 2023 following the reclassification to Class 5 of COVID-19, the housing market is facing changes in customer needs due to a demand for homes that offer both comfort and environmental friendliness, against a backdrop of diversification of consumers’ housing and lifestyles in the post-pandemic era, the intensified natural disasters due to climate change, and the growing interest in houses with high energy-saving and energy-generating performance, etc. Accordingly, it is necessary to take various measures to win the competition among corporations.

In order to continue its growth even in a drastically changing business environment, Daito has been proceeding to formulate the Medium-Term Management Plan, and in the process, has been discussing a review of its business portfolio. In addition, in light of the fact that there has been a growing trend in recent years towards strengthening measures to deal with the risk of structural conflicts of interest in the governance of listed subsidiaries, such as the re-revision of the Corporate Governance Code on June 11, 2021, Daito also discussed the ideal listing of parent and subsidiary companies. Based on these discussions, Daito has been internally considering the capital relationship with the Company since around December 2023. As a result of the deliberations, the current position was acknowledged as follows: (i) the Companies are respectively implementing various measures to respond to rapid changes in the business environment and to win the competition; (ii) in the process, issues such as overlapping investment in IT and DX are currently occurring; and (iii) the Companies are required to operate independently if they are both listed, and this means that the Companies are restricted in sharing customer information and know-how that they have obtained and accumulated through their business activities, and therefore, it is difficult for the Company to carry out a stable management from a medium- to long-term perspective. Daito has come to recognize that the various measures being implemented by the Companies are aimed in the same direction, and that by optimizing the allocation of management resources across the entire Daito Group, rather than each company acting independently, the initiatives of the Companies will be accelerated even further, the aforementioned issues will be resolved, and Daito, the Company, and Daito Group will be able to improve their corporate value even in the current challenging business environment. For this reason, Daito made an initial request to the Company in early April 2024 to begin discussions on making the Company a wholly owned subsidiary.

The Company believes that in order to achieve further growth based on its core business of real estate rental brokerage business, it is crucial for the Company to build a new network and cooperative system with Daito and Daito Group companies that comprise Daito Group’s value chain, and to view such new network and cooperative system as new growth opportunities for the Company. The Company also believes that its further revenue growth anticipated from the enhanced cooperation with each business within Daito Group will not only contribute to Daito’s future consolidated earnings, but will also revitalize Daito Group.

Moreover, the flexible and highly adaptable business model of the Company, which is capable of handling a wide range of properties with various attributes without any overemphasis on any particular type of property, will be able to demonstrate its strengths when Daito Group implements business alliances and M&As in the future with companies in the same or different industries in order to create new value in the real estate rental brokerage business.

Given these circumstances, the Company has decided to continue discussions with Daito with a view towards proactively considering Daito’s initial proposal to make the Company its wholly owned subsidiary.

Subsequently, as stated in 3.(1)②(i) “Basis and reasons for the allotment’ below, Daito engaged external experts and continued with further consideration, and in late June 2024, it formally proposed to the Company that it would make the Company a wholly owned subsidiary through a share exchange in order to attain effects such as coexistence of the rental brokerage store network and brand and promotion of the joint development of IT systems.

Following the formal proposal from Daito, its parent company and controlling shareholder, as stated in 3.(3) “Considerations to ensure that the interests of the Company’s shareholders are not prejudiced” below, the Company considered the specific details of the independent review system that would be required for the consideration of the Share Exchange and appropriately established such a review system in order to ensure the fairness of the Share Exchange, and began to specifically consider the Share Exchange in late June 2024. Upon commencing the specific consideration and review, in order to eliminate arbitrariness in the decision-making process of the Company’s board of directors regarding the proposal from Daito, ensure the fairness, transparency and objectivity of the decision-making process at the Company, and avoid conflicts of interest, the Company established a special committee comprised of independent members who have no vested interest in the controlling shareholder Daito on July 18, 2024 (the “Special Committee”; see 3.(3) “Considerations to ensure that the interests of the Company’s shareholders are not prejudiced” for further details). At the same time, external experts were also appointed in order to establish a system for specific consideration.

Since then, Daito and the Company have continued to deepen their respective considerations of the Share Exchange, and have held repeated discussions and negotiations between the Companies in parallel. As a result, Daito and the Company came to a conclusion that making the Company a wholly owned subsidiary while maintaining the Company’s current business execution system will enable a build-up of business strategy for new growth trajectory, and in addition, linking the initiatives that Daito is promoting in the Medium-Term Management Plan to achieve ease of work and job satisfaction with the free and open culture of the Company will lead to greater vitality in each and every employee. As a result, both the business strategy and the power of the employees will be reinforced, and the presence of Daito Group within the real estate rental brokerage industry will be solidified. The specific measures to be taken after the Share Exchange and their expected actual effects are as follows:

(1)	Coexistence of rental brokerage store network and brands

Optimizing the store network and allowing coexistence of the brands in Daito Group will enable the use of the strengths of the Companies and the solidification of Daito Group’s status within the real estate rental brokerage industry.

(2)	Promotion of joint development of IT systems

Rather than each of the Companies to independently develop its own IT system, sharing and combining the knowhow of the Companies will enable the promotion of system development that contributes to strengthening the profitability, growth potential, and competitiveness of the entire Daito Group.

(3)	Promotion of human capital management

Promoting the active exchange of human resources within the Companies and the management of human capital in Daito Group will enable a pursuit of improvement in the treatment and salary levels of employees. As a result, this will lead to the provision of a more secure working environment for the Company’s employees.

(4)	Expansion of offered services through sharing of Companies resources

Expanding the scope of sharing and utilization of know-how in corporate sales and brokerage businesses and customer information obtained through business by the Companies will enable potential expansion of the customer base and business domain of Daito Group.

(5)	Reduction of listing maintenance costs

Implementing the Share Exchange will enable Daito Group to reduce costs associated with governance measures required to maintain its listing, as well as annual listing fees, disclosure document preparation costs, stock transfer agency costs, audit costs, etc.

The Companies have decided that the Share Exchange scheme is the best option as the method of making the Company a wholly owned subsidiary of Daito. This is because by allotting and delivering ordinary shares of Daito (“Daito Shares”) to the Company’s minority shareholders in consideration of the Share Exchange, and through the holding of Daito Shares, the Company’s minority shareholders will be able to enjoy the effects expected to be achieved through the implementation of the various measures envisaged after the Share Exchange, as well as the business development and earnings growth of Daito Group resulting from the realization of these effects, and the resulting rise in the share price of Daito Shares, and also because the highly liquid Daito Shares can be converted into cash at any time by market trading.

Based on the above, after comprehensive consideration by the Companies, the Companies agreed that the Share Exchange, through which the Company will become a wholly owned subsidiary of Daito, will contribute to the enhancement of the corporate value of the Companies. After reaching an agreement through discussions and consultations regarding the allotment ratio of the Share Exchange and other terms and conditions, the boards of directors of the Companies passed resolutions today to implement the Share Exchange with the aim of making the Company a wholly owned subsidiary of Daito, and the Companies entered into the Share Exchange Agreement.

2.	Content of the Share Exchange Agreement

The content of the Share Exchange Agreement is as follows.

Share Exchange Agreement (copy)

Daito Trust Construction Co., Ltd. (“Daito”) and HOUSECOM CORPORATION (“Housecom”), on October 29, 2024 (“Execution Date”), having agreed as follows, execute this Share Exchange Agreement (this “Agreement”).

Article 1 (Share Exchange)

Daito and Housecom will implement a share exchange in accordance with this Agreement, under which Daito will become the wholly owning parent company in the share exchange and Housecom will become the wholly owned subsidiary in the share exchange (“Share Exchange”), and Daito will acquire all of Housecom’s issued shares (excluding Housecom shares already owned by Daito).

Article 2 (Trade Name and Address of the Wholly Owning Parent Company in the Share Exchange and the Wholly Owned Subsidiary in the Share Exchange)

The trade name and address of each of Daito and Housecom are as follows.

(1)	Daito (wholly owning parent company in the share exchange)
Trade name: Daito Trust Construction Co., Ltd.
Address: 2-16-1 Konan, Minato-ku, Tokyo
(2)	Housecom (wholly owned subsidiary in the share exchange)
Trade name: HOUSECOM CORPORATION
Address: 2-16-1 Konan, Minato-ku, Tokyo

Article 3 (Shares to be Delivered upon the Share Exchange; Allotment Thereof)

1.	Upon the Share Exchange, Daito shall deliver to Housecom shareholders as of the time immediately prior to the point in time of Daito’s acquisition of all issued and outstanding shares of Housecom (excluding Housecom shares already owned by Daito) (“Reference Time”) (“shareholders” here refers to shareholders following cancellation of Housecom treasury shares pursuant to Article 10 and excluding Daito; hereinafter the same in this article), in place of the Housecom ordinary shares that they own, Daito ordinary shares in the number obtained by multiplying the total number of Housecom ordinary shares that they own by 0.08.
2.	Upon the Share Exchange, Daito shall allot to Housecom shareholders at the Reference Time, in place of the Housecom ordinary shares that they own, Daito ordinary shares at a ratio of 0.08 Daito ordinary shares for each one Housecom ordinary share.
3.	If there is a fraction of less than one share in the number of Daito ordinary shares that Daito is to deliver to Housecom shareholders in accordance with the preceding two paragraphs, Daito shall process such fractional shares in accordance with Article 234 of the Companies Act and other related laws and regulations.

Article 4 (Matters Relating to the Amount of Daito’s Stated Capital and Reserves)

The amounts by which the amount of Daito’s stated capital and reserves will increase upon the Share Exchange are as follows.

(1)	Amount of stated capital: 0 yen
(2)	Amount of capital reserves: the amount stipulated by Daito in accordance with Article 39 of the Corporate Accounting Rules
(3)	Amount of retained earnings reserve: 0 yen

Article 5 (Effective Date)

The date on which the Share Exchange shall take effect (“Effective Date”) shall be February 1, 2025; provided, however, that when necessary because of the progress of the Share Exchange procedures or for other reason, this date can be changed upon discussion and agreement between Daito and Housecom.

Article 6 (Approval of the General Meeting of Shareholders)

1.	Pursuant to Article 796, Paragraph 2 of the Companies Act, Daito will implement the Share Exchange without receiving the approval of the general meeting of shareholders as specified in Article 795, Paragraph 1 of the Companies Act in regards to this Agreement; provided, however, that if approval of this Agreement by a resolution of Daito’s general meeting of shareholders is necessary pursuant to Article 796, Paragraph 3 of the Companies Act, by the day prior to the Effective Date, Daito shall, at a general meeting of shareholders, pass resolutions regarding approval of this Agreement and other matters necessary for the Share Exchange.
2.	By the day prior to the Effective Date, at a general meeting of shareholders as specified in Article 783, Paragraph 1 of the Companies Act, Housecom shall seek resolutions regarding approval of this Agreement and other matters necessary for the Share Exchange.

Article 7 (Management etc. of Company Property)

Daito and Housecom shall, in the period from the Execution Date until the Effective Date, execute their respective businesses and manage and operate their property with the due care of a good manager, or cause their subsidiaries to do so, and if a party wishes to carry out an act that is likely to have a material impact on its property or rights and duties or an act that will have a material impact on the execution of the Share Exchange or the conditions of the Share Exchange, such party shall first consult and agree with its counterparty before carrying out such act.

Article 8 (Dividends of Surplus)

1.	Daito can pay dividends of surplus up to a maximum of 287 yen per one share to shareholders or registered pledgees entered or recorded on the final shareholders register as of September 30, 2024.
2.	Housecom can pay dividends of surplus up to a maximum of 10 yen per one share to shareholders or registered pledgees entered or recorded on the final shareholders register as of September 30, 2024.
3.	Other than the cases specified in the preceding two paragraphs, neither Daito nor Housecom may pay dividends of surplus in the period from the Execution Date until the Effective Date.

Article 9 (Treatment of Stock Acquisition Rights)

If the Housecom general meeting of shareholders specified in Article 6, Paragraph 2 approves this Agreement (in a case where approval by resolution of the Daito general meeting of shareholders is required pursuant to the proviso of Article 6, Paragraph 1, if the general meetings of shareholders of both Daito and Housecom approve this Agreement), Housecom shall, by the day prior to the Effective Date, acquire gratuitously all stock acquisition rights issued by Housecom that have not yet been exercised and shall cancel all such rights.

Article 10 (Cancellation of Treasury Shares)

By resolution of the board of directors of Housecom at a meeting to be held by the day prior to the Effective Date, Housecom shall cancel, at the Reference Time, all treasury shares that Housecom holds as of the Reference Time (including any own shares that Housecom buys back in accordance with a demand for purchase of shares by dissenting shareholders as specified in Article 785, Paragraph 1 of the Companies Act, exercised on the occasion of the Share Exchange).

Article 11 (Change of Conditions of the Share Exchange; Termination of the Agreement)

If in the period between the Execution Date and the Effective Date, because of natural catastrophe or similar reason, a material change arises to the property or managerial status of Daito or Housecom, circumstances arise that cause a material impediment to execution of the Share Exchange, or attainment of the purpose of the Agreement otherwise becomes difficult, Daito and Housecom, upon consultation and agreement therebetween, can change the conditions of the Share Exchange or otherwise change the content of this Agreement, or can terminate this Agreement,

Article 12 (Effect of the Agreement)

In any of the following cases, the Agreement shall lose effect.

(1)	A case where approval by resolution of Daito’s general meeting of shareholders is required pursuant to the proviso of Article 6, Paragraph 1, and by the day prior to the Effective Date, approval of this Agreement or matters necessary for the Share Exchange is not obtained at Daito’s general meeting of shareholders.
(2)	A case where by the day prior to the Effective Date, approval of the Agreement or matters necessary for the Share Exchange is not obtained at the Housecom general meeting of shareholders specified in Article 6, Paragraph 2.
(3)	A case where either Daito or Housecom is unable to obtain the permits, licenses, consents, etc. from related ministries and agencies that under laws and regulations are required by the Effective Date in order to execute the Share Exchange, or does not complete notification procedures to related ministries and agencies that are so required; or
(4)	A case where this Agreement is terminated in accordance with the preceding article.

Article 13 (Governing Law and Court with Jurisdiction)

1.	This Agreement and all rights and duties of Daito and Housecom arising pursuant hereto or in relation hereto shall be governed by and interpreted in accordance with Japanese law.
2.	The Tokyo District Court shall be the exclusive agreed court of jurisdiction of first instance for all disputes between Daito and Housecom arising based on or in relation to this Agreement.

Article 14 (Matters for Consultation)

Matters necessary for the Share Exchange other than the matters stipulated in this Agreement shall be determined following good-faith discussion and agreement between Daito and Housecom in accordance with the purport of this Agreement.

In witness of the execution of this Agreement, two copies of this Agreement have been prepared, and upon execution by Daito and Housecom, each shall retain one counterpart.

October 29, 2024

Daito: Daito Trust Construction Co., Ltd.

2-16-1 Konan, Minato-ku, Tokyo
Kei Takeuchi, Representative Director, CEO

Housecom: HOUSECOM CORPORATION
2-16-1 Konan, Minato-ku, Tokyo
Kei Tamura, President and Representative Director

3.	Matters Relating to the Appropriateness of the Exchange Consideration

(1) Total Number of the Exchange Consideration and Matters Relating to the Appropriateness of the Allotment

①	Allotment of shares in the Share Exchange
	Daito (wholly owning parent company in the share exchange)	Company (wholly owned subsidiary in the share exchange)
Allotment ratio pertaining to the Share Exchange	1	0.08
Number of shares allotted in the Share Exchange	Ordinary shares of Daito: 296,324 shares (tentative)

(Note 1) Allotment ratio of shares

Daito allots 0.08 shares of Daito Shares per one (1) Company Share. Provided that no shares will be allotted in the Share Exchange regarding 4,000,000 shares of Company Shares owned by Daito as of the Reference Time (as defined below). The abovementioned allotment ratio pertaining to the Share Exchange (the “Share Exchange Ratio”) is subject to change upon consultation and agreement between the Companies if there are any material changes in the terms and conditions underlying the valuation.

(Note 2) Number of Daito Shares to be allotted by the Share Exchange

Upon the Share Exchange, Daito will allot Daito Shares to all shareholders of the Company (meaning shareholders after the cancellation of treasury shares described below, and excluding Daito) as of the time immediately prior to Daito’s acquisition of all issued and outstanding shares of the Company (excluding Company Shares owned by Daito) through the Share Exchange (the “Reference Time”), as calculated by multiplying the total Company Shares owned by the shareholders by the Share Exchange Ratio, in exchange for Company Shares owned by the relevant shareholders.

Daito will use its own treasury shares to allot all Daito Shares to the Company’s shareholders in the Share Exchange and has no plans to issue new shares.

The Company will resolve at the meeting of its board of directors to be held on or before the day immediately prior to the effective date of the Share Exchange to cancel as of the Reference Time all treasury shares it owns as of the Reference Time (including own shares bought back by the Company through a demand for share purchase by dissenting shareholders in accordance with Article 785, Paragraph 1 of the Companies Act exercised in connection with the Share Exchange). The number of shares allotted in the Share Exchange is subject to change due to the cancellation of treasury shares by the Company or other reason.

In addition, the abovementioned number of shares allotted in the Share Exchange is based on the assumption that all stock acquisition rights issued by the Company will be fully exercised on or before the day immediately prior to the effective date of the Share Exchange. If such stock acquisition rights are not exercised, either partially or in full, the number of shares allotted in the Share Exchange will decrease.

(Note 3) Treatment of shares constituting less than one unit (tangen miman kabushiki)

Shareholders of the Company who will hold any Daito Shares constituting less than one unit (fewer than 100 shares) as a result of the Share Exchange may utilize the following programs with respect to Daito Shares on or after the effective date of the Share Exchange in accordance with the Articles of Incorporation and the Share Handling Regulations of Daito. Shares constituting less than one unit cannot be sold on financial instruments exchange markets.

(i)       Top-up program of shares constituting less than one unit (additional purchase to reach one unit (100 shares))

This program is based on Article 194, Paragraph 1 of the Companies Act and the Articles of Incorporation of Daito. Shareholders who hold shares of Daito constituting less than one unit may request that Daito sell them the number of Daito Shares needed to reach one unit together with the number of shares already held by them, allowing them to purchase such shares.

(ii)       Buyback program of shares constituting less than one unit (sale of shares less than one unit (100 shares))

This program is based on Article 192, Paragraph 1 of the Companies Act. Shareholders who hold shares of Daito constituting less than one unit may request that Daito purchase the shares they hold constituting less than one unit.

(Note 4) Treatment of fractions less than one share

With respect to the shareholders of the Company who will receive allotments of any fractions less than one share of Daito upon the Share Exchange, Daito will sell Daito Shares equivalent to the total number of such fractions (any fraction of less than one share in the total number will be rounded down) pursuant to Article 234 of the Companies Act and other relevant laws and regulations, and the sale proceeds will be paid in cash to such shareholders of the Company in proportion to the fractions they hold.

②	Basis for the allotment concerning the Share Exchange
(i)	Basis and reasons for the allotment

In order to ensure fairness and appropriateness of the Share Exchange Ratio as stated in the above 3.(1)① “Allotment of shares in the Share Exchange,” Daito and the Company each appointed a third-party valuation organization and various advisors that are independent from the Companies. Daito has appointed Nomura Securities Co., Ltd. (“Nomura Securities”) as its financial advisor and a third-party valuation organization as well as Anderson Mōri & Tomotsune as its legal advisor, and the Company has appointed Daiwa Securities Co. Ltd. (“Daiwa Securities”) as its financial advisor and a third-party valuation organization as well as Nishimura & Asahi (Gaikokuho Kyodo Jigyo) (“Nishimura & Asahi”) as its legal advisor, and full discussions and considerations were commenced.

As stated in 3(3) “Considerations to ensure that the interests of the Company’s shareholders are not prejudiced” below, after deliberate discussions and considerations based on the valuation report for the share exchange ratio submitted as of October 28, 2024 by Nomura Securities as its financial advisor and third-party valuation organization, advice from Anderson Mōri & Tomotsune as its legal advisor, and the results of due diligence regarding the Company conducted by Daito, Daito has determined that the Share Exchange Ratio is appropriate and serves the interests of shareholders of Daito, leading to the conclusion that it is appropriate to conduct the Share Exchange using the Share Exchange Ratio.

Meanwhile, as stated in (3) “Considerations to ensure that the interests of the Company’s shareholders are not prejudiced” below, the Company engaged in deliberate discussions and considerations based on the valuation report for the share exchange ratio submitted as of October 28, 2024 by Daiwa Securities as its financial advisor and third-party valuation organization, advice from Nishimura & Asahi as its legal advisor, the results of due diligence regarding Daito conducted by the Company, instructions and advice from the Special Committee solely comprised of independent members who have no vested interest in the controlling shareholder Daito, and the report received as of October 28, 2024 from such Special Committee (for more details, see 3. (3) ③”Establishment of Special Committee without conflicts of interest in the Company and acquisition of report” below). Given the fact that the Share Exchange Ratio was increased from 0.07 as originally proposed by Daito to 0.08 as a result of four requests for revision of the share exchange ratio made by the Company and the Special Committee, and that the premium rates exceed the levels adopted in other cases where listed companies made their listed subsidiaries their wholly owned subsidiaries by way of share exchange method over the past five years or so, the Company has determined as a result that the Share Exchange Ratio is appropriate and serves the interests of minority shareholders of the Company, leading to the conclusion that it is appropriate to conduct the Share Exchange using the Share Exchange Ratio.

As described above, Daito and the Company carefully considered the results of the due diligence respectively conducted by the Companies on the other party in reference to the results of valuation of the share exchange ratio submitted by their respective third-party valuation organization, and continued to negotiate and discuss after comprehensively taking into account such factors as the financial conditions, asset conditions, and future prospects of the Companies. As a result, Daito and the Company have concluded that the Share Exchange Ratio is appropriate and serves the interests of their respective shareholders. They have therefore decided that it is appropriate to conduct the Share Exchange using the Share Exchange Ratio.

It should be noted that in accordance with the Share Exchange Agreement, the Share Exchange Ratio is subject to change upon consultation and agreement between the Companies if there are any material changes in the terms and conditions underlying the valuation.

(ii)	Matters concerning the valuation

(A)       Names of the valuation organizations and their relationships with the Companies

Nomura Securities as the financial advisor and the third-party valuation organization of Daito, and Daiwa Securities as the financial advisor and the third-party valuation organization of the Company, are both valuation organizations independent from the Companies, do not fall under the related parties of the Companies, and do not have any material interests to be stated regarding the Share Exchange.

(B)       Overview of the valuation

(a)	Valuation by Nomura Securities

With regard to Daito, Nomura Securities conducted the valuation using the average market share price method (October 28, 2024 was set as the reference date, and the closing price on the TSE as of the reference date, and the simple average closing prices for the respective periods of five (5) business days, one (1) month, three (3) months, and six (6) months immediately prior to the reference date were used), as Daito is listed on the TSE Prime Market and the Premier Market of the Nagoya Stock Exchange (“Nagoya Stock Exchange”), and its market prices are available.

With regard to the Company, Nomura Securities conducted the valuation using: i) the average market share price method (October 28, 2024 was set as the reference date, and the closing price on the TSE as of the reference date, and the simple average closing prices for the respective periods of five (5) business days, one (1) month, three (3) months, and six (6) months immediately prior to the reference date were used) as the Company is listed on the TSE Standard Market and its market share price is available; and ii) the discounted cash flow method (“DCF Method”) in order to reflect the status of future business activities in the valuation.

The valuation results of the share exchange ratio are as follows on the assumption that the value per share of Daito Shares is set at 1:

Adopted method	Valuation range of share exchange ratio
Average market share price method	0.060 to 0.062
DCF Method	0.068 to 0.112

In the valuation of the share exchange ratio, Nomura Securities has assumed that the public information and all information provided to Nomura Securities are accurate and complete, and has not independently verified the accuracy and completeness of such information.

The assets or liabilities (including financial derivatives, off-balance sheet assets and liabilities, and other contingent liabilities) of the Companies and their affiliates have not been independently evaluated, appraised, or assessed, and have not been brought to appraisement or assessment by any third-party organization. The Company’s financial forecasts and other forward-looking information are assumed to have been reasonably considered or prepared by the management of the Company pursuant to the best and good faith forecasts and judgement currently available. The valuation by Nomura Securities reflects information and economic terms and conditions obtained by Nomura Securities as of October 28, 2024. The valuation by Nomura Securities is solely for the purpose of serving as a reference for the board of directors of Daito to consider the Share Exchange Ratio.

No substantial increase or decrease in profit is expected in the financial forecast of the Company on which Nomura Securities premised for the valuation in the DCF Method. Additionally, this financial forecast does not assume the implementation of the Share Exchange.

(b)	Valuation by Daiwa Securities

With regard to Daito, Daiwa Securities conducted the valuation using the market share price method, as Daito Shares are listed on the TSE Prime Market and their market prices are available.

With regard to the Company, Daiwa Securities conducted the valuation using: i) the market share price method as Company Shares are listed on the TSE Standard Market and their market share prices are available; and ii) the DCF Method in order to reflect the status of future business activities in the valuation.

The valuation results of the share exchange ratio using each adopted method are as follows on the assumption that the value per share of Daito Shares is set at 1:

Adopted method		Valuation range of share
Daito	Company
Market share price method	Market share price method	0.060 to 0.062
	DCF Method	0.073 to 0.089

For the market share price method, October 28, 2024 was used as the reference date, and the closing price as of the reference date, and the simple average closing prices for the respective periods of one (1) month, three (3) months, and six (6) months immediately prior to the reference date were used.

In the valuation of the share exchange ratio, Daiwa Securities used materials and information provided by Daito and the Company and public information, and assumed that these materials and information are accurate and complete, and has not independently verified, nor owed an obligation to verify, the accuracy and completeness of such materials and information. The assets or liabilities (including contingent liabilities) of the Companies and their affiliates have not been independently evaluated, appraised or assessed, and have not been brought to appraisement or assessment by any third-party organization. Business plans, financial forecasts, and other forward-looking information provided by the Company are assumed to have been reasonably and duly prepared by the management of the Company pursuant to the best and good faith forecasts and judgement currently available. Daiwa Securities relied on these information without independently verifying the accuracy, appropriateness, and feasibility of the Company’s business plan. Daiwa Securities valuated the share exchange ratio based on the financial, economic, market, and other conditions as of October 28, 2024.

Under the DCF method, the future cash flows based on the financial forecasts prepared by the Company for the fiscal years ending March 2025 to March 2027 were calculated by discounting them to their present value at a certain discount rate. The discount rate adopted ranges from 12.36% to 14.33%, and for the calculation of the terminal value, the perpetual growth rate method was used, with the perpetual growth rate calculated to be between -1.0% and 1.0%.

No substantial increase or decrease in profit is expected in the financial forecast of the Company on which Daiwa Securities premised for the valuation in the DCF Method. Additionally, this financial forecast does not assume the implementation of the Share Exchange.

Daiwa Securities has submitted a valuation report for the exchange ratio of the Share Exchange to the board of directors of the Company as of October 28, 2024.

(2)	Reason for Choosing Daito Shares as Exchange Consideration

As consideration for the Share Exchange, Daito and the Company chose Daito Shares, the shares of the wholly owning parent company in the share exchange. Daito Shares are listed on the Prime Market of the TSE and the Premier Market of the Nagoya Stock Exchange, meaning the opportunity to trade Daito Shares on these markets after the effective date of the Share Exchange is ensured, and the Company’s shareholders can enjoy synergy effects created by the Share Exchange. Therefore, the Company believes that the above choice is appropriate.

As a result of the Share Exchange, the Company will become a wholly owned subsidiary of Daito as of the effective date (scheduled for February 1, 2025) and the Company Shares will be delisted as of January 30, 2025 (the last trading date is January 29, 2025) in accordance with the standards of delisting of the TSE. After the delisting, the Company Shares cannot be traded on the TSE Standard Market. If the currently scheduled effective date of the Share Exchange is to be changed, the delisting date will also be subject to change.

Even after the Company Shares are delisted, the Daito Shares, which will be allocated to the Company’s shareholders upon the Share Exchange, will continue to be listed on the Prime Market of the TSE and the Premier Market of the Nagoya Stock Exchange. Therefore, while shares constituting less than one unit may be allocated to certain shareholders of the Company, shares no less than one unit may be still traded on the financial instruments exchange market, which would ensure the liquidity of shares.

On the other hand, while the shareholders to whom the shares constituting less than one unit of Daito will be allocated cannot sell such shares constituting less than one unit at the financial instruments exchange market, such shareholders may request Daito to purchase such shares constituting less than one unit. Such shareholders may also choose to purchase from Daito such number of shares that, when added to the number of shares they hold, will constitute one unit of shares. For details, please see (Note 3) “Treatment of shares constituting less than one unit (tangen miman kabushiki)” of 3.(1)① “Allotment of shares in the Share Exchange” above. For details of the treatment of fractions less than one share, please see (Note 4) “Treatment of fractions less than one share” of 3.(1)① “Allotment of shares in the Share Exchange” above.

The shareholders of the Company may trade the Company Shares they hold as usual in the TSE Standard Market until the last trading day scheduled on January 29, 20251, and may exercise rights set forth under the Companies Act and other regulations as appropriate until the Reference Time.

(3)	Considerations to ensure that the interests of the Company’s shareholders are not prejudiced

Since Daito already holds 4,000,000 Company Shares (an ownership ratio of 52.36% in the number of shares (7,639,862 shares) obtained by deducting the number of the treasury shares of the Company (150,138 shares) from the total number of shares issued as of September 30, 2024 (7,790,000 shares)) and the Company constitutes a consolidated subsidiary of Daito, the Companies have determined that it is necessary to take measures to prevent conflicts of interest and to ensure the fairness in the Share Exchange, and the following measures to ensure the fairness (including those to prevent conflicts of interest) have been implemented.

①	Obtaining valuation reports from the independent valuation organizations

To ensure the fairness in the calculation of the share exchange ratio for the Share Exchange, Daito appointed Nomura Securities as a third-party valuation organization independent from the Companies and obtained a valuation report for the share exchange ratio as of October 28, 2024, and the Company has appointed Daiwa Securities as a third party valuation organization independent from the Companies and obtained a valuation report for the share exchange ratio as of October 28, 2024.

For the summary of each valuation report, please see 3.(1)②(ii) “Matters concerning the valuation” above. The Companies have not obtained a fairness opinion that guarantees that the share exchange ratio of the Share Exchange is fair for the shareholders of Daito or the Company in terms of financial aspects.

②	Obtaining advice from independent law firms

Daito has appointed Anderson Mōri & Tomotsune as its legal advisor for the Share Exchange and has obtained advice on the legal aspect of method and procedures for the Share Exchange and decision-making by the board of directors. Anderson Mōri & Tomotsune is independent from the Companies and does not hold any material interest in the Companies.

The Company has appointed Nishimura & Asahi as its legal advisor and has obtained advice on the legal aspect of method and procedures for the Share Exchange and decision-making by the board of directors. Nishimura & Asahi is independent from the Companies and does not hold any material interest in the Companies.

③	Establishment of Special Committee without conflicts of interest in the Company and acquisition of report

On July 18, 2024, in moving forward with the consideration of the Share Exchange, the Company established the Special Committee consisting of three members, Mr. Akitoshi Ishimoto, Ms. Tomoko Tsunoda, who are outside directors of the Company without any conflicts of interest with Daito and have registered as independent officers with the TSE, and Mr. Go Anan (Attorney-at-Law), who does not have any conflicts of interest with the Companies, for the purpose of ensuring the fairness in the terms and conditions thereof, eliminating the arbitrariness in the decision-making process for the Share Exchange, ensuring the fairness, transparency and objectivity in the decision-making process of the Company, preventing conflicts of interest, and confirming that the Company’s decision to conduct the Share Exchange is not disadvantageous to the general shareholders of the Company (the remuneration for the members of the Special Committee is a fixed amount regardless of the content of the report, as consideration for the duties and does not include any contingency fees payable on the condition of the completion of the Share Exchange). In considering the Share Exchange, the Company consulted with the Special Committee regarding (i) the reasonableness of the purpose of the Share Exchange (including whether the Share Exchange would lead to the improvement of the corporate value of the Company), (ii) the fairness and appropriateness of the terms and conditions of the Share Exchange (including the Share Exchange Ratio), (iii) the fairness in the procedures of the Share Exchange (including considerations on whether the measures to ensure fairness are duly adopted), (iv) whether the Share Exchange is disadvantageous to the general shareholders of the Company or not, taking into account (i) through (iii) above and other matters ((i) through (iv) shall be hereinafter collectively referred to as “Advisory Matters”).

During the period from July 18, 2024 until October 25, 2024, the Special Committee held a total of 13 meetings which amounted to approximately 19 hours in total and carefully examined the Advisory Matters through gathering information and holding consultations as necessary.

Specifically, the Special Committee confirmed that there was no issue with the independence and expertise of Daiwa Securities Co., Ltd., a financial advisor and independent valuation organization appointed by the Company, and Nishimura & Asahi, the legal advisor appointed by the Company, and approved such appointment.

The Special Committee received explanation from the Company on the purpose of the Share Exchange, the background of the Share Exchange, the procedures for preparing the Company’s business plan and its content, which will be the basis for the share exchange ratio, the Company’s environment to discuss the Share Exchange and its decision-making process and after sending a questionnaire on the purpose of the Share Exchange and other matters to Daito, received explanation from Daito on the purpose of the Share Exchange, the background of the Share Exchange, the details of synergy effects that would arise from the Share Exchange and specific measures for creating such synergy, the reason for opting for the Share Exchange, the management policy and the treatment of employees after the Share Exchange, the share exchange ratio for the Share Exchange and other terms and conditions and held a question-and-answer session upon those matters. The Special Committee has received advice from Nishimura & Asahi upon the method and procedures for the Company’s decision-making for the Share Exchange, the operation of the Special Committee and the measures to ensure the fairness in the procedures for the Share Exchange and to prevent conflicts of interest therein, as well as a report on the results of the due diligence on Daito. After receiving explanation from Daiwa Securities, Co., Ltd., the independent valuation organization of the Company, upon the method of the calculation of the share exchange ratio and the results thereof, the Special Committee held a question-and-answer session. Having received timely reports on the background and content of the Share Exchange between Daito and the Company, the Special Committee has held consultations upon the negotiation policy and other matters, and was involved in the consultation process with Daito, by means including providing opinions to the Company, until Daito submitted a final proposal on the Share Exchange Ratio.

Following the procedures above, the Special Committee has carefully examined and discussed the Advisory Matters and submitted to the board of directors of the Company a report as of October 28, 2024 stating that the Share Exchange was not to be considered disadvantageous to the general shareholders of the Company.

(A)	Content of the report

(i)	The purpose of the Share Exchange is deemed to be reasonable.
(ii)	The terms and conditions of the Share Exchange are deemed to be fair and appropriate.
(iii)	The procedures of the Share Exchange are deemed to be fair.
(iv)	The Share Exchange is not disadvantageous to the general shareholders of the Company.
(B)	Reasons for the report
(i)	Reasonableness of the purpose of the Share Exchange (including whether the Share Exchange would lead to the improvement of the corporate value of the Company)

Based on the following, since there are no unreasonable aspects regarding the facts related to the reasonableness of the purpose of the Share Exchange and the process of considering the Share Exchange, the Share Exchange will lead to the improvement of the corporate value of the Company and the purpose of the Share Exchange is deemed to be reasonable:

a.	The Special Committee did not find any unreasonable point in the Company’s understanding of the business background and management issues that led to the Share Exchange as stated above in 1. “Purpose of wholly owning the subsidiary through the Share Exchange” and the developments in considering the Share Exchange based on such understanding;
b.	Specifically, since (i) the Company and Daito were able to confirm that the Company’s unique brand and the Company’s free and open culture, which are the sources of the Company s corporate value, will be maintained in the same way as before even after the implementation of the Share Exchange; and (ii) the measures listed to achieve medium- to long-term growth for the Company’s group, such as the coexistence of the rental brokerage store network and brands, the promotion of joint development of IT systems, the promotion of human capital management, the expansion of offered services through sharing of Companies resources, and the reduction of listing maintenance costs, are all specific and realistic, it is not unreasonable to acknowledge that the Share Exchange will contribute to the improvement of the Company’s corporate value through certain synergies; and

c.	Specific concerns regarding the impact of the Share Exchange on the Company’s corporate value are whether the Company’s independence will be maintained after the Share Exchange and whether the number of properties handled by the Company’s existing business partners will decrease. On October 4, 2024, the Special Committee interviewed Mr. Kei Takeuchi (“Mr. Takeuchi”), Representative Director and CEO of Daito, and inquired of him how these matters will be treated if the Share Exchange is implemented. In response, Mr. Takeuchi explained that: even if the Company becomes a wholly-owned subsidiary of Daito, he believes that the number of properties handled by the Company will be maintained in light of the current market environment and practice; the Company’s free and open culture will be given due respect; the Company’s brand and current business execution system will be maintained; and Daito aims to raise the salary levels of the Company’s employees and will maintain other treatment. Through this interview process, it was clearly confirmed that Daito would respect the maintenance of the Company’s independence, which is the source of the Company’s corporate value, even after the Share Exchange and would also maintain the treatment of its employees. Thus, it is not unreasonable to deem that the concerns with respect to this issue have been generally resolved. In addition, with regard to the maintenance of the existing handled properties, even though the Company is a subsidiary of Daito, it is currently able to handle properties for corporations that compete with Daito. Furthermore, in the abovementioned interview, Mr. Takeuchi, the representative of Daito, clearly stated that he would respect the maintenance of the Company’s independence including the maintenance of its brand, even after the Share Exchange. Based on the above, and taking into account that the outcome of the maintenance of the existing handled properties depends on the specific measures taken by the Company and Daito after the Share Exchange and how the Company’s business partners understand the maintenance of the Company’ independence, the probability of the Company’s existing business partners terminating their business with the Company as a result of the Share Exchange is not high, and it is not unreasonable to deem that the concerns related to the maintenance of future business partners have been resolved to a considerable extent.

(ii)	Fairness and appropriateness of the terms and conditions of the Share Exchange (including the Share Exchange Ratio)

Based on the following, the terms and conditions of the Share Exchange are fair and appropriate:

a.	The Share Exchange involves an allotment of Daito Shares to the shareholders of the Company, which allows the shareholders of the Company to continue to receive the benefit of synergy effects created for Daito Group through the acquisition of Daito Shares over the long term even after the Share Exchange. The Company’s shareholders who wish to convert the shares into cash can sell the shares at their discretion, since Daito Shares are listed on the Prime Market and sufficient liquidity is ensured;
b.	Regarding the valuation method used for the valuation of the share exchange ratio by Daiwa Securities as stated in 3.(1)②(ii) “Matters concerning the valuation”-(B) “Overview of the valuation” above, after receiving the detailed explanations (including reasons for selecting the valuation method) from Daiwa Securities and considering them, the Special Committee did not find any unreasonable aspects in the valuation of the share exchange ratio by Daiwa Securities;

c.	With respect to the process of the preparation of the Company’s business plan which was used as a basis for Daiwa Securities’ valuation of the share exchange ratio using the DCF Method, a Q&A session was held with the Company. In the session, the Company explained that in preparing the business plan, a medium term management plan to be used as a premise for the valuation of the share exchange ratio was prepared. After subsequent considerations, the Special Committee did not find any unreasonable aspects in the preparation process and its major assumptions for the Company’s business plan;
d.	The Share Exchange Ratio is 0.08 shares of Daito’s ordinary shares for each ordinary share of the Company, and the underlying share price of the Company exceeds the range of valuation results using the market share price method and can be said to be at a level that is approximately the median of the valuation results calculated by the DCF Method.

In addition, the Special Committee examined cases similar to the Share Exchange in which listed companies made their listed subsidiaries their wholly owned subsidiaries through a share exchange method over the past five years or so, and scrutinized the share exchange ratios applied in those cases, as well as the levels of premium rates calculated based on the closing prices on the business day immediately before the announcement date of the parent company in the share exchange and the subsidiary in the share exchange, and the simple average closing prices for the one-month, three-month and six-month periods up to the reference date. As a result, the Share Exchange Ratio was higher than the levels adopted in such past cases;

e.	As a result of the legal due diligence by Nishimura & Asahi and the financial and tax due diligence by Yamada & Partners Tax Co., both of which focused on Daito and were conducted during the period from late August to mid-October 2024 to confirm any matters that may affect contingent liabilities or other valuations, no material contingent liabilities that may affect Daiwa Securities’ valuation of the share exchange ratio were found.
f.	The Share Exchange Ratio was determined as a result of good faith price negotiations between the Company and the Special Committee and Daito, based on advice from the Company’s advisors. In addition, after 4 requests for revision of the share exchange ratio were made, the Share Exchange Ratio was actually increased from 0.07 as originally proposed by Daito to 0.08. Thus, there are no unreasonable aspects in the background of these negotiations between the Special Committee and Daito regarding the Share Exchange Ratio.
g.	The Company has requested its legal advisor Nishimura & Asahi to review not only the Share Exchange Ratio but also the agreement for the Share Exchange, and no conditions that are unfavorable to the Company have been found regarding the agreement for the Share Exchange.
(iii)	Fairness in the procedures of the Share Exchange (including considerations on whether the measures to ensure fairness are duly adopted)

Based on the following, the procedures of the Share Exchange were duly handled in accordance with each measure to ensure fairness as set forth in the “Fair M&A Guidelines – Enhancing Corporate Value and Securing Shareholders’ Interests” (June 28, 2019) (“M&A Guidelines”), and no unreasonable issues were found. Therefore, the fairness in the procedures of the Share Exchange is ensured:

a.	(i) It is recognized that the Special Committee was involved in the Share Exchange from the initial stages of the process of determining the terms and conditions of the Share Exchange; (ii) it is confirmed that each of the members of the Special Committee has independence and was appointed with due consideration of their attributes and expertise; (iii) it is recognized that a system was in place to ensure that the Company’s outside directors and outside auditors were independently and substantially involved in the process of deciding on the establishment, setting authority and responsibilities of the Special Committee, and the determination the policy for the appointment of its members and their fees; (iv) the Special Committee has carefully considered and discussed the Advisory Matters while obtaining professional advice from Daiwa Securities and Nishimura & Asahi, which were approved as the Company’s financial and legal advisors; (v) the Special Committee has obtained important information, including non-public information, and has considered and determined the pros and cons of the Share Exchange and the appropriateness of the terms and conditions of the Share Exchange based on such information; (vi) since the remunerations of the Special Committee members are to be paid regardless of the success or failure of the Share Exchange, it is recognized that an environment is in place to enable the Special Committee members to make a time and labor commitment and to make judgment from a position independent of the success or failure of the Share Exchange; (vii) it is recognized that the board of directors of the Company is making decisions regarding the Share Exchange while paying respect to the opinions of the Special Committee; and (viii) in the course of the discussions, examinations and negotiations, there is no evidence that Daito or any other party with a special interest in the Share Exchange has had an improper influence on the negotiation or decision-making process. Based on the above and in light of the indications made by the M&A Guidelines regarding measures to enhance the effectiveness of the Special Committee, it is recognized that an independent Special Committee has been established and is functioning effectively;

b.	It is recognized that the Company has appointed Nishimura & Asahi as its legal advisor independent of the Company and Daito Group in early July 2024, and received necessary legal advice regarding the method and process of decision-making by the Company’s board of directors, including the procedures for the Share Exchange, and other potential issues;
c.	In addition to receiving advice from Daiwa Securities regarding the determination of the terms and conditions of the Share Exchange, the Company also requested that Daiwa Securities valuate the Company’s share exchange ratio, and obtained a valuation report for the share exchange ratio on October 28, 2024.
d.	Although the so-called “majority of minority” condition has not been set for the Share Exchange, setting a majority of minority condition and making the completion of the Share Exchange unstable may be considered to greatly damage the interests of the Company’s general shareholders. On the other hand, since other appropriate measures to ensure fairness have been implemented in the Share Exchange, it is believed that sufficient consideration has been given to the interests of the Company’s general shareholders. Thus, the fact that the majority-of-minority condition has not been set up does not mean that appropriate measures to ensure fairness have not been taken; and
e	It is recognized that the information on the Special Committee, the information on the valuation report for the share exchange ratio, and other information that the M&A Guidelines require to be disclosed has been sufficiently disclosed.
(iv)	Whether the Share Exchange is disadvantageous to the general shareholders of the Company or not based on (i) through (iii) above and other matters

As described in (i) to (iii) above, since the purpose of the Share Exchange is reasonable, the terms and conditions of the Share Exchange are fair and appropriate, and the procedures of the Share Exchange are fair, the decision to implement the Share Exchange is not disadvantageous to the general shareholders.

④	Approval of all directors of the Company without conflicts of interest and opinion of non-objection of all auditors free from conflicts of interest

At the meeting of the board of directors of the Company held on October 29, 2024 the Share Exchange was discussed and unanimously approved by and among the four directors out of five directors of the Company, which excluded Mr. Taizo Matsukawa, who concurrently serves as an executive officer of Daito, on the ground of the prevention of conflicts of interest. Mr. Matsukawa has not participated in the discussions, consultations or negotiations for the Share Exchange on behalf of the Company.

All three auditors were also present at such meeting of the board of directors and stated that they had no objections to the transaction of the Share Exchange.

(4)	Matters relating to the appropriateness of amounts of stated capital and reserves of Daito, which will be the wholly owning parent in the share exchange

The Share Exchange will not cause a change in the stated capital or retained earnings of Daito, and the amount of capital reserves will increase by an amount separately specified by Daito in accordance with Article 39 of the Corporate Accounting Rules (Ministry of Justice Order No. 13 of 2006; as amended).

The above treatment was decided to the extent allowed by laws and regulations after comprehensively considering the financial state, capital policy and other conditions of Daito, and the Company believes it to be reasonable.

4.	Matters for reference regarding the exchange consideration
(1)	Daito’s Articles of Incorporation

Daito’s Articles of Incorporation are not included in the document that, in accordance with laws and regulations and Article 15 of the Company’s Articles of Incorporation, is to be delivered to shareholders requesting delivery of physical documents (printed documents with matters subject to electronic provision measures), but are available on the Company’s website (https://www.housecom.co.jp/), the website where documents for the general meeting of shareholders are posted (https://d.sokai.jp/3275/24200878/), and the website of the TSE (https://www2.jpx.co.jp/tseHpFront/JJK010010Action.do?Show=Show).

(2)	Matters relating to method of cash conversion of exchange consideration
①	Markets on which the exchange consideration is traded

Daito Shares are traded on the Prime Market of the TSE and the Premier Market of the Nagoya Stock Exchange.

②	Persons who act as intermediaries, agents, or brokers in trades of the exchange consideration

Securities companies etc. across the country act as intermediary, broker, etc. for Daito Shares.

③	Restrictions on assignment or other disposal of the exchange consideration

Not applicable.

(3)	Matters relating to market price of the exchange consideration

Using as the reference date the business day immediately preceding the day on which the execution of the Share Exchange Agreement was publicly announced (October 29, 2024), the average closing prices of Daito Shares for one (1) month, three (3) months and six (6) months immediately prior to the reference date on the Prime Market of the TSE were 17,063 yen, 17,372 yen and 17,032 yen, respectively.

For the latest market prices etc. of Daito Shares, please refer to the TSE website (https://www.jpx.co.jp/), the Nagoya Stock Exchange website (https://www.nse.or.jp/), etc.

(4)	Daito’s balance sheets for each fiscal year that ended within the past five years

Daito submitted a securities report for each fiscal year in accordance with Article 24, Paragraph 1 of the Financial Instruments and Exchange Act (Act No. 25 of 1948; as amended), and for that reason the balance sheets are omitted here.

5.	Matters relating to the appropriateness of handling of stock acquisition rights in connection with the Share Exchange

With regard to all stock acquisition rights issued by the Company, if approval for the Share Exchange Agreement is obtained at the Extraordinary General Meeting of Shareholders of the Company scheduled for December 20, 2024, the Company plans to allow the holders of the stock acquisition rights to exercise them in accordance with the issuance terms and conditions. On the day immediately prior to the effective date of the Share Exchange, the Company plans to acquire and cancel, without compensation, any stock acquisition rights that have not yet been exercised in accordance with the terms of acquisition of the stock acquisition rights.

The Company has not issued any corporate bonds with stock acquisition rights.

6.	Matters relating to financial statements, etc.
(1)	Daito’s financial statements, etc. for the most recent fiscal year

Daito’s financial statements, etc. for the most recent fiscal year (the term ended March 2024) are not included in the document that, in accordance with laws and regulations and Article 15 of the Company’s Articles of Incorporation, is to be delivered to shareholders requesting delivery of physical documents (printed documents with matters subject to electronic provision measures), but are available on the Company’s website (https://www.housecom.co.jp/), the website where documents for the general meeting of shareholders are posted (https://d.sokai.jp/3275/24200878/), and the website of the TSE (https://www2.jpx.co.jp/tseHpFront/JJK010010Action.do?Show=Show).

(2)	Disposal of important property, bearing of material debt, or other matters occurring after the last day of the most recent fiscal year of Daito and the Company and having a material impact on the state of company property
①	Daito
(i)	Execution of the Share Exchange Agreement

At the October 29, 2024 Board of Directors meeting, Daito passed a resolution for execution of the Share Exchange Agreement with the Company, and said agreement was executed on the same day. The overview of the Share Exchange Agreement is provided above in 2. “Content of the Share Exchange Agreement.”

②	The Company
(i)	Execution of the Share Exchange Agreement

At the October 29, 2024 Board of Directors meeting, the Company passed a resolution for execution of the Share Exchange Agreement with Daito, and said agreement was executed on the same day. The overview of the Share Exchange Agreement is provided above in 2. “Content of the Share Exchange Agreement.”

(ii)	Cancellation of Treasury Shares

The Company will resolve at the meeting of its board of directors to be held on or before the day immediately prior to the effective date of the Share Exchange to cancel as of the Reference Time all treasury shares it owns as of the Reference Time (including treasury shares acquired by the Company through a demand for share purchase by dissenting shareholders in accordance with Article 785, Paragraph 1 of the Companies Act exercised in connection with the Share Exchange).

END

Notes

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Notes

Shareholder Meeting Venue Map

■ Date and time

Friday, December 20, 2024 at 10 a.m.

(Reception desk opens at 9 a.m.

■ Venue

Headquarters Large Conference Room

Shinagawa East One Tower, 9th floor

2-16-1 Konan, Minato-ku, Tokyo

■ By public transportation

3 minutes walk from JR Shinagawa station, Konan exit

*There is no visitor parking

Once you arrive at the venue: On the Second Floor Elevator Hall, please take the elevators going to the 9th to 15th floors in the front on your right hand side.

HOUSECOM CORPORATION

MATTERS SUBJECT TO ELECTRONIC PROVISION UPON CONVOCATION
OF THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

MATTERS RELATING TO “PROPOSAL: APPROVAL OF THE SHARE EXCHANGE AGREEMENT” IN THE REFERENCE MATERIALS FOR THE GENERAL MEETING OF SHAREHOLDERS

•	Articles of Incorporation of Daito Trust Construction Co., Ltd.
•	Financial Statements, etc. of the Most Recent Fiscal Year of Daito Trust Construction Co., Ltd. (the term ended March 2024)

HOUSECOM CORPORATION

The above matters are omitted from the document to be delivered to shareholders requesting delivery of physical documents (printed documents with matters subject to electronic provision measures) pursuant to the stipulations of laws and regulations and Article 15 of the Company’s Articles of Incorporation.

Articles of Incorporation

Revised June 25, 2024

DAITO TRUST CONSTRUCTION CO., LTD.

Articles of Incorporation

Chapter 1 General Provisions

(Trade Name)

Article 1     The Company shall be called Daito Kentaku Kabushiki Kaisha and shall be referred to as DAITO TRUST CONSTRUCTION CO., LTD. in English.

(Purpose)

Article 2    The purpose of the Company is to operate the following businesses and to control and manage the business activities of companies operating the following businesses by acquiring and owning shares and interests in said companies.

1.	Planning, design, supervision, construction, and consulting services and contracting for architectural and civil engineering work,
2.	Purchase, selling, exchanging, leasing, and brokerage, agency, management, and appraisal of real estate,
3.	Management and repairs of buildings and parking lots,
4.	Design, manufacture, construction, sales, and import and export of construction materials, housing equipment and devices, and interior decorations,
5.	Manufacture, sales, and import and export of furniture and household electrical appliances,
6.	Sales, import and export of precious metals, glasses, watches, camera equipment, musical instruments, toys, play equipment, stationery, office machinery and equipment, clothing, cosmetics, sporting goods, automobile parts and goods, fishing tools, measuring instruments, tools, daily necessities, and nursing care equipment and goods,
7.	Sales, import and export of pet goods, gardening goods, animals, and plants,
8.	Book publishing, sales, import and export,
9.	Sales of alcohol, tobacco, stamps, pharmaceuticals, non-medicinal products, medical equipment, health equipment, food and beverages,
10.	Sales and repairs of automobiles, bicycles and other transportation equipment,
11.	Business related to rent guarantees for owners of rental buildings during vacancy periods,
12.	Management guidance for land and building leasing,
13.	Real estate secured loans and money lending,
14.	Travel business based on the Travel Agency Act,
15.	Non-life insurance agency business and business related to life insurance solicitation,

16.	Management and rentals of accommodation facilities, sports facilities, game parlors, amusement parks, movie theaters, restaurants, conference halls, event venues, paid nursing homes,
17.	General leasing business,
18.	Welfare service business related to nursing care, medical care, and disabilities,
19.	Meal delivery service business,
20.	Consulting services related to the preceding two items,
21.	Training and development services for home helpers,
22.	Internet connection intermediary and access service businesses,
23.	Gas supply and sales businesses,
24.	Rentals, manufacturing, sales, leasing and inspection contracting of tanks, containers, equipment and facilities for high-pressure gas such as liquefied petroleum gas,
25.	Direct-to-consumer pharmaceutical sales,
26.	Security services based on the Security Services Act,
27.	Contracting for work related to investigations, research and formulation of prevention plans for crime prevention, fire prevention, disaster prevention and emergency care,
28.	Development, manufacturing, sales and rentals of equipment and systems for crime prevention, fire prevention, disaster prevention and emergency care,
29.	Printing business,
30.	Guarantor services for tenants of rental housing, etc.,
31.	Collection agency services for land rent, rent, security deposits and other real estate-related monetary claims,
32.	Agency business related to broadcasting services, communication services and information provision services,
33.	Production, production guidance, processing and sales of agricultural products,
34.	Business related to electricity receiving and distribution,
35.	Power generation business using natural energy, etc., and its management and operation, as well as electricity sales, etc.,
36.	Management-type trust business as defined in the Trust Business Act, and other businesses that trust companies can operate under the Trust Business Act,
37.	Business related to investigation, research and presentation related to asset utilization or asset succession,
38.	Consulting business related to asset utilization, asset succession and asset management,
39.	Small-amount and short-term insurance business as defined in the Insurance Business Act and incidental businesses,
40.	Planning, operation and contracted operation of childcare facilities,
41.	Management and operation of portal sites, EC sites, etc., using the Internet, etc., and various information provision services,

42.	Real estate franchise business,
43.	Employment placement business,
44.	Warehousing business, warehouse management business, freight forwarding business and freight trucking business,
45.	All businesses incidental or related to the above.

(Location of Head Office)

Article 3    The Company shall have its head office in Minato-ku, Tokyo.

(Organs)

Article 4    The Company shall have the following organs, in addition to the General Meeting of Shareholders and Directors.

1.	Board of Directors
2.	Audit & Supervisory Committee
3.	Accounting Auditor

(Method of Public Notice)

Article 5    The method of giving public notice of the Company shall be electronic public notice; provided, however, that if the Company is unable to give public notice by way of an electronic public notice because of an accident or any other unavoidable reason, it shall be given by publishing a notice in The Nihon Keizai Shimbun newspaper.

Chapter 2 Shares

(Total Number of Shares Authorized to Be Issued)

Article 6    The total number of shares authorized to be issued by the Company shall be 329,541,100.

(Number of Shares in One Unit)

Article 7    The number of shares constituting one unit of shares of the Company shall be 100 shares.

(Rights to Shares Less Than One Unit)

Article 8    The shareholders of the Company may not exercise any rights other than the rights listed below in connection with shares less than one unit they may hold:

1.	Rights listed in each item of Article 189, Paragraph 2 of the Companies Act,

2.	Right to make a claim pursuant to the provisions of Article 166, Paragraph 1 of the Companies Act,
3.	The right to receive an allocation of shares for subscription and share options for subscription in accordance with the number of shares held by shareholders,
4.	Right to make a claim as specified in the subsequent article.

(Purchase of Shares Less Than One Unit)

Article 9     A shareholder of the Company may request the sale of a number of shares that, together with the number of shares less than one unit held by the shareholder, will equal one unit, in accordance with the provisions of the Share Handling Rules.

(Share Handling Rules)

Article 10    Handling of the Company’s shares and associated fees, etc., shall be governed by laws, regulations, and the Articles of Incorporation, as well as the Share Handling Rules established by the Board of Directors.

(Administrator of Shareholder Registry)

Article 11

1.	The Company shall appoint an administrator of shareholder registry.
2.	The administrator of the shareholder registry of the Company and its office shall be decided by a resolution of the Board of Directors.
3.	The Company shall not perform, but shall entrust the administrator of the shareholder registry to perform administrative duties including preparation and keeping of the shareholder registry and the share options registry.

Chapter 3 General Meeting of Shareholders

(Convening)

Article 12

1.	The ordinary general meeting of shareholders of the Company shall be convened within three (3) months of the end of each business year, and extraordinary general meeting of shareholders shall be convened whenever necessary, in accordance with a resolution of the Board of Directors.
2.	The general meeting of shareholders of the Company shall be held within Tokyo.

(Record Date for Ordinary General Meeting of Shareholders)

Article 13	The record date for voting rights for the ordinary general meeting of shareholders of the Company shall be March 31st of each year.

(Convener and Chairperson)

Article 14

1.	The general meeting of shareholders of the Company shall be convened and chaired by the Representative Director, unless otherwise provided in laws and regulations.
2.	In the event that the Representative Director is unable to act, another Director shall act in his place, in accordance with the order determined in advance by the Board of Directors.

(Electronic Provision Measures, etc.)

Article 15

1.	The Company, in convening a general meeting of shareholders, shall take measures to provide information contained in reference documents for the general meeting of shareholders, etc., electronically.
2.	The Company may choose not to include in the documents to be delivered to shareholders who have requested written delivery before the record date for voting rights all or part of the matters subject to electronic provision measures as specified by the Ordinance of the Ministry of Justice.

(Method of Resolution)

Article 16

1.	A resolution of a general meeting of shareholders of the Company shall be made by a majority vote of shareholders present who are entitled to exercise voting rights, unless otherwise specifically prescribed by law or in these Articles of Incorporation.
2.	The resolution prescribed in Article 309, Paragraph 2 of the Companies Act shall be made by two-thirds (2/3) or more of the votes at a meeting at which one third (1/3) or more of shareholders entitled to exercise voting rights are present.

(Exercise of Voting Right as Proxy)

Article 17

1.	A shareholder may exercise their voting right by proxy, who shall be a shareholder of the Company with the right to vote.
2.	The shareholders of the Company or their proxies under the preceding paragraph must submit documents verifying their authority to act on their behalf to the Company at each General Meeting of Shareholders.

Chapter 4 Directors and Board of Directors

(Number of Directors)

Article 18

1.	The number of Directors of the Company (excluding those who are Audit & Supervisory Committee Members) shall be 10 or less.
2.	The number of Directors who are Audit & Supervisory Committee Members of the Company shall be 5 or less.

(Election)

Article 19

1.	The Directors of the Company shall be elected at the General Meeting of Shareholders, after distinguishing between those who are Audit & Supervisory Committee Members and those who are not.
2.	A resolution to elect the Directors of the Company shall be made by a majority of votes at the shareholders meeting where one third (1/3) or more of the shareholders entitled to exercise voting rights are present.
3.	The election of the Directors of the Company shall not be by cumulative voting.

(Term of Office)

Article 20

1.	The terms of office of Directors (except for those who are also Audit & Supervisory Committee Members) of the Company shall continue until the conclusion of the ordinary general meeting of shareholders for the last business year which ends within one (1) year from the time of their election.

2.	The terms of office of Directors who are Audit & Supervisory Committee Members of the Company shall continue until the conclusion of the ordinary general meeting of shareholders for the last business year which ends within two (2) years from the time of their election.
3.	The terms of office of a Director who is Audit & Supervisory Committee Member and is elected as a substitute for a retired Director who is Audit & Supervisory Committee Member before the expiration of the term of office shall continue until expiration of the terms of office of the retired Director who is Audit & Supervisory Committee Member.
4.	The effective period of a resolution to elect a substitute Director who is Audit & Supervisory Committee Member appointed pursuant to Article 329, Paragraph 3 of the Companies Act shall be until the beginning of the ordinary general meeting of shareholders for the last business year that ends within two (2) years after their election, unless shortened by such resolution.

(Representative Director)

Article 21   The Board of Directors of the Company shall, by resolution, select a Representative Director from among the Directors (excluding those who are also Audit & Supervisory Committee Members).

(Remuneration, etc.)

Article 22   The remuneration, bonuses and other financial benefits that the Directors of the Company receive from the Company as consideration for the performance of their duties shall be determined by resolution of the general meeting of shareholders, after distinguishing between those who are Audit & Supervisory Committee Members and those who are not.

(Convenor and Chair of Board of Directors Meetings)

Article 23

1.	The Company’s Board of Directors Meetings shall be convened and chaired by the Representative Director, unless otherwise provided by laws.
2.	In the event that the Representative Director is unable to act, another Director shall act in his place, in accordance with the order determined in advance by the Board of Directors.
3.	Notice of convocation of a meeting of the Board of Directors of the Company shall be dispatched to each director at least three (3) days before the scheduled date of such meeting of the Board of Directors; provided, however, that in case of emergency such period may be shortened.

(Omission of Board of Directors Resolutions)

Article 24   When the Company meets the requirements of Article 370 of the Companies Act, the Board of Directors shall be deemed to have adopted a resolution.

(Delegation of Decisions on Business Execution to Directors)

Article 25   In accordance with Article 399-13, Paragraph 6 of the Companies Act, the Company may delegate important business execution decisions (excluding matters listed in each item of Paragraph 5 of the same Article) to directors by resolution of the Board of Directors.

(Board of Directors Rules)

Article 26   Other matters related to the Board of Directors of the Company shall be governed by the Board of Directors Rules determined by the Board of Directors.

(Exemption from Director Liability)

Article 27

1.	In accordance with the provisions stipulated by Article 426, Paragraph 1 of the Companies Act, the Company may, by a resolution of the Board of Directors, exempt directors (or those who were directors) from their liability for damages to the Company to the extent permitted by applicable laws, in case where such directors are negligent in performing their duties.
2.	In accordance with Article 427, Paragraph 1 of the Companies Act, the Company may enter into agreements with directors (excluding those who are executive directors, etc.) that limit their liability for damages arising from negligence of their duties; provided, however, that the limit of liability under such agreement shall be the amount specified by law.

Chapter 5 Audit & Supervisory Committee

(Convening of Audit & Supervisory Committee Meetings)

Article 28   Notice of convocation of a meeting of the Audit & Supervisory Committee of the Company shall be dispatched to each Audit & Supervisory Committee member at least three (3) days before the scheduled date of such meeting of the Audit & Supervisory Committee; provided, however, that in case of emergency such period may be shortened.

(Audit & Supervisory Committee Rules)

Article 29  Other matters relating to the Audit & Supervisory Committee of the Company shall be governed by the Audit & Supervisory Committee Rules determined by the Audit & Supervisory Committee.

Chapter 6 Accounting

(Business Year)

Article 30   The business year of the Company shall be from April 1 of each year until March 31 of the following year.

(Decision-Making Body for Dividends of Surplus, etc.)

Article 31   The Company may determine the matters stipulated in each item of Article 459, Paragraph 1 of the Companies Act, such as dividends of surplus, by resolution of the Board of Directors, unless otherwise provided by law.

(Record Date for Dividends of Surplus)

Article 32

1.	The record date for the Company’s year-end dividends shall be March 31 of each year.
2.	The record date for the Company’s interim dividends shall be September 30 of each year.
3.	In addition to the preceding two paragraphs, the Company may determine a record date for dividends of surplus.

(Period of Exclusion of Payment of Dividends, etc.)

Article 33

1.	If the Company’s dividend assets are in the form of money, the Company shall be relieved of the obligation to pay such dividends if they are not received within three (3) full years from the date of commencement of payment.
2.	The money referred to in the preceding paragraph shall bear no interest.

Supplementary Provisions

(Transitional Measures for Exemption of Audit & Supervisory Board Member from Liability)

1	In accordance with the provisions stipulated by Article 423, Paragraph 1 of the Companies Act, the Company may, by a resolution of the Board of Directors, exempt audit & supervisory board members (or those who were audit & supervisory board members) from their liability for damages to the Company for acts performed before the conclusion of the 49th Ordinary General Meeting of Shareholders, to the extent permitted by applicable laws.
2	With regard to contracts limiting the liability for damages of Outside Audit & Supervisory Board Members (including those who were Outside Audit & Supervisory Board Members) as provided for in Article 423, Paragraph 1 of the Companies Act for acts performed before the conclusion of the 49th Ordinary General Meeting of Shareholders, Article 35, Paragraph 2 of the Articles of Incorporation prior to the amendment by the resolution of the said General Meeting of Shareholders shall remain applicable.

(Appendix) Business Report

(From April 1, 2023 to March 31, 2024)

1.	Current State of Enterprise Group
(1)	Business Progress and Results
(i)	Overview of Business Environment

In the fiscal year ended March 31, 2024, the Japanese economy continued to be on a trend of gradual recovery mainly due to the uptick in private consumption and capital investments and improved employment. However, the future outlook remains uncertain, due to global monetary tightening policies, the Bank of Japan’s change in its monetary easing policy, the soaring prices of materials and energy, the 2024 and other issues in the construction and transportation industries, etc.

New housing starts decreased by 7.0% year-on-year to 800,176 on a cumulative basis for the fiscal year ended March 31, 2024. In addition, in the field of rental housing on which the Daito Group is focused, housing starts of rental residential properties decreased by 2.0% year-on-year to 340,395 on a cumulative basis for the fiscal year ended March 31, 2024, mainly due to impacts from soaring material prices.

In such an environment, orders recovered to a level seen prior to the spread of COVID-19, mainly as the Group further strengthened its sales promotion activities such as exhibition sites and site tours, and the cancellation amount remained at a low level. Furthermore, the Company recorded net sales of completed construction contracts exceeding the initial forecast, and the number of housing starts for the Company increased by 5.0% year-on-year to 42,961 on a cumulative basis for the fiscal year ended March 31, 2024.

(ii)	Overview of Daito Group

During the fiscal year ended March 31, 2024, the final fiscal year of the New Five-Year Plan (from FY2019 to FY2023), the Daito Group recorded net sales in the amount of 1,731,467 million yen (up 4.5% year-on-year), and posted an operating income of 104,819 million yen (up 4.8% year-on-year), ordinary income of 108,720 million yen (up 4.6% year-on-year), and current term profit attributable to owners of the parent of 74,685 million yen (up 6.1% year-on-year).

Net sales 1,731.4 billion yen Up 4.5% year-on-year (Billions of yen) 1,657.6 1,731.4 49th fiscal term 50th fiscal term Operating income 104.8 billion yen Up 4.8% year-on-year (Billions of yen) 100.0 49th fiscal term 104.8 50th fiscal term Profit attributable to owners of the parent 74.6 billion yen Up 6.1% year-on-year (Billions of yen) 70.3 49th fiscal term 74.6 50th fiscal term

Segment Sales Other Business (Finance Business + Other Business) 6.4% 109.8 billion yen Up 15.6% year-on-year Real Estate Business 65.2% 1,129.1 billion yen Up 2.4% year-on-year Net sales by segment Total net sales 1,731.4 billion yen Construction Business 28.4% 492.4 billion yen Up 7.2% year-on-year

Construction Business Net sales of completed construction contracts (Billions of yen) Gross profit margin (construction business) (%) 459.5 21.3% 49th fiscal term 492.4 23.4% 50th fiscal term Operating income (Billions of yen) 21.3 49th fiscal term 28.9 50th fiscal term Value of orders received (Billions of yen) Orders in hand (Billions of yen) (-) Net income of completed construction contracts (including Real Estate Business) 721.8 590.4 49th fiscal term end 525.2 787.0 50th fiscal term end

(iii)	Progress and Results by Segment

■ Net sales of completed construction contracts increased by 7.2% year-on-year to 492,434 million yen mainly due to steady progress in construction works. The gross profit margin for completed projects increased by 2.1 points from the previous fiscal year to 23.4% due to contributions from the effects of price revisions. Operating income increased by 35.5% year-on-year to 28,903 million yen.

■ Orders received increased 17.2% year-on-year to 590,407 million yen, mainly as the Group further strengthened its sales promotion activities such as exhibition sites and site tours, and the cancellation amount remained at a low level, and construction orders in hand as of March 31, 2024 increased 9.0% year-on-year to 787,046 million yen.

[Future Initiatives]

We will actively organize community-based events to deepen collaboration with owners, municipalities and local companies. We will also aim to strengthen our structure for business-to-business contracts and broaden our order channels.

In addition, we will continue to actively work to provide environmentally friendly rental housing, such as net zero energy house (ZEH).

Real Estate Business Sales on real estate business (Billions of yen) Gross profit margin (real estate business) (%) 1,103.0 11.7% 49th fiscal term 1,129.1 11.7% 50th fiscal term Operating income (Billions of yen) 81.5 49th fiscal term 82.0 50th fiscal term Number of tenant recruitment (Number) Occupancy rate (Residential) (%) Occupancy rate (Commercial) (%) 341,304 99.5% 98.0% 49th fiscal term 337,611 99.4% 97.9% 50th fiscal term

■ In the real estate business, net sales increased by 2.4% year-on-year to 1,129,164 million yen and operating income increased by 0.6% year-on-year to 82,040 million yen, mainly due to an increase in rental income resulting from an increase in whole-building lease agreements under our Lease Management Trust System and increased revenue from joint guarantor-free services.

■ The number of tenancy agreements concluded dropped 1.1% year-on-year to 337,611. The rent-based occupancy rate of our leased residential properties as of March 31, 2024 decreased 0.1 points year-on-year to 97.9%, and the rent-based occupancy rate of our leased commercial properties decreased 0.1 points year-on-year to 99.4%.

[Future Initiatives]

We maintain high occupancy rates supported by a high level of marketing capability and strong tenant recruiting capabilities. At the same time, we will continue to offer services that provide quality housing environment and living tailored to tenants’ lifestyles.

In addition, we will promote our service utilizing IT and franchising of the “e-Heya Net” brand, as well as obtaining management contracts of the other companies’ properties.

Other Business (Financial Business and Other Business) Net sales (Financial and Other Businesses) (Billions of yen) Gross profit margin (other business) (%) 95.0 33.5% 49th fiscal term 109.8 34.2% 50th fiscal term Operating income (Billions of yen) 15.0 49th fiscal term 20.6 50th fiscal term Number of units with gas supply (thousands of units) 468 49th fiscal term 491 50th fiscal term

■ Total of net sales of other business increased by 15.6% year-on-year to 109,868 million yen, and operating income increased by 36.6% year-on-year to 20,611 million yen. This was mainly attributable to the improved occupancy rate of hotels in Malaysia following the settled situation of COVID-19 and increases in the number of investment-purpose condominiums sold, and building and land units and renovation and resale units sold.

■ In the gas supply business, the number of units with gas supply increased by 5.1% year-on-year to 491,923 as the total of LP gas and municipal gas. In the nursing care and childcare business, the total number of daycare facilities, nursing care facilities and childcare facilities increased by 0.7% year-on-year to 135.

[Future Initiatives]

We will continue broadening the Daito Group’s business territory by fostering and enhancing new businesses such as the investment-purpose condominium business and the service office business in addition to the existing businesses including nursing care and childcare business and energy business, pursuing synergies among the Group.

In addition, we will undertake managing and selling real estate properties starting from North America and will expand globally to become the number one landlord in the world.

(2)	Future Outlook and Business Strategies

■ Overall picture of “DAITO GROUP VISION 2030”

The Daito Group marked its 50th anniversary, and as a new step on the path to the next 50 years toward reaching the mark of a 100-year company, we have created the image of what we want to be in 2030 as the “DAITO Group VISION 2030.”

Under VISION 2030, we will maximize the power of employees grounded on thought and action based on our Purpose (roots) and expand the domains of our core businesses (trunk) and lifestyle infrastructure and services (branches).

Furthermore, we aim to achieve neighborhood and regional revitalization (leaves) by creating organic links between a solid trunk and spreading branches.

Leaf Provision of value Town revitalization / regional revitalization Branch Expansion of core adjacent businesses Expanding life infrastructure and lifestyle service Trunk Expansion of the scope of core businesses Meeting needs other than land utilization Launched non-residential construction Root Thinking and acting on Purpose Developing self-reliant human resources Practice of purpose management

■ Positioning of the medium-term management plan

We have developed a new medium-term management plan for the initial three years (from FY2024 to FY2026) of our roadmap to achieve the “DAITO Group VISION 2030.” Under this medium-term management plan, the slogan of which is “New Challenges as a group,” we will promote management to maximize our corporate value toward 2030.

Medium-Term Management Plan New Challenges as a group Achieving the Vision as a group DAITO Group VISION 2030 2024 2025 2026 2027 2030

■	Medium-term Management Plan (from FY2024 to FY2026)
■	Key Strategies

Under this medium-term management plan starting from FY2024, we will work on three major pillars: (1) promotion of human capital management, (2) establishment of a strong core business and (3) tackling on focus areas.

(1)	Promotion of human capital management: enhancement of ease at work and job satisfaction

We will enhance “ease at work” and “job satisfaction,” essential factors for a workplace in which a diversity of employees can play active roles, thereby maximizing the power of all employees in the Daito Group and building the foundation for VISION 2030.

▪	We will work on initiatives that encourage the taking of paid leaves and the reduction of overtime work. In addition, we will enhance a variety of programs including the promotion of paternity leaves and training and development programs for female employees, to ensure that employees can play active roles regardless of gender. Furthermore, we will create a work environment in which employees can work in comfort by utilizing DX to mitigate constraints based on time and location.
▪	We will grant restricted stock with transfer restriction for three years to around 16,000 employees of the Group, funded by the treasury stock held by the Company. Our aim is to maximize our corporate value through alignment between employee growth with Company growth, as well as to share value with our shareholders.
▪	We will work to provide ZEH in all our products including those with steel construction and reinforced concrete construction in addition to wooden housing. We will also actively utilize renewable energies generated from solar, biomass and other sources for the promotion of SDGs. We will contribute to solving environmental and societal issues such as disaster prevention, aiming to become a company needed by and essential for society.

(2)	Establishment of a strong core business
▪	As society enters into an unprecedented phase marked by rising construction costs, interest rates and rents, we will work to maintain an optimal balance between sound rental housing business management for owners and profits for the Company by setting appropriate sales prices and rents based on market trends.
▪	Facing a shortage of construction engineers, we will create a construction system whereby quality is maintained at a high level while ensuring the capability of responding to increased orders. This will be enabled by securing construction capacities as well as reducing construction costs through the leveling out of monthly construction volumes, which was previously uneven, through the utilization of detailed construction planning and management.
▪	The number of rental housing units under the management of the Company is about to exceed 1.3 million in Japan, while the number of units over 30 years old will increase significantly from this point forward. We will work to create a virtuous cycle from stock to flow within the Company through the appropriate repair and rebuilding of aging housing units under our management depending on the situation.

Demolition Construction Property Management 1.3 Million units Before After

(3)	Tackling on focus areas
▪	In the real estate development business, in which we acquire land and buildings, add value with building construction and renovation, etc. and then sell to investors, we will make a business investment of approximately 100.0 billion yen over the next three years. In addition, we will work to expand the stock of buildings sold for which we are entrusted with management.
▪	As the first step for our overseas business, we will launch a renovation and resale business in the United States, starting from the fiscal year under review. As a following step, we will expand the scale of business by starting new real estate development through business collaborations. In the future, we will expand our business beyond the United States, aiming to become the top company in the world with regard to the number of units under management.
▪	We will work on the development of a safe and prosperous city and region by connecting people, towns and services, while implementing measures such as the establishment of facilities to help resolve social issues in collaboration with municipalities and local companies and utilization of the “ruum” application for tenants. We have labeled this regional development “DK Future Circle” and will expand the initiative throughout Japan, with the aim of achieving neighborhood and regional revitalization.

With these initiatives, we will work to achieve consolidated performance for the fiscal year ending March 31, 2027, the final fiscal year of the medium-term management plan, marked by net sales of 2.0 trillion yen, operating income of 140.0 billion yen and ROE of 20%.

■	Key Management Indicators

Medium-term Management Plan Targets Key Indicators and Policies Financials Consolidated net sales 2 trillion yen Consolidated operating income 140.0 billion yen Equity Ratio Maintaining 35% or higher ROE 20% or higher Debt Equity Ratio Maintaining 0.3% or less Long-term debt Procurement as required Investment Capital investment 60.0 billion yen or more over 3 years (of which, 30.0 billion yen or more in IT and DX) Business investment 100.0 billion yen or more over 3 years Shareholder Returns Payout ratio Dividend 50% Acquisition of treasury stock Implemented on a flexile basis (to be determined on a single fiscal year basis) Non-financials Employee engagement score 60.7 (A) Percentage of female management 8.0% personnel Number of project partnerships with 10 locations municipalities Greenhouse gas emissions reduction 41% rate Percentage of female directors 20%

(3)	Capital Investment, etc.

In the fiscal year ended March 31, 2024, total capital investment amounted to 20,350 million yen, which primarily consisted of installation of solar power generation facilities and LP gas facilities.

(4)	Financing

Given the expiration of commitment line agreements, the Daito Group has again executed commitment line agreements worth 40.0 billion yen (for a period of one year) during the fiscal year under review for the purpose of securing stable and flexible methods for fund procurement and further stabilizing the financial base.

(5)	Trends in Assets and Income
(i)	Trends in Assets and Income of Enterprise Group
Category	47th fiscal term: Fiscal year ended March 31, 2021	48th fiscal term: Fiscal year ended March 31, 2022	49th fiscal term: Fiscal year ended March 31, 2023	50th fiscal term: Fiscal year ended March 31, 2024 (under review)
Net sales (million yen)	1,488,915	1,583,003	1,657,626	1,731,467
Operating income (million yen)	86,738	99,594	100,000	104,819
Ordinary income (million yen)	90,607	103,671	103,898	108,720
Profit attributable to owners of the parent (million yen)	62,285	69,580	70,361	74,685
Earnings per share ＜EPS＞(yen)	909.31	1,021.43	1,031.06	1,110.59
Total assets (million yen)	919,454	1,005,879	1,061,909	1,080,069
Net assets (million yen)	308,206	365,787	404,933	405,800

(ii)	Trends in Assets and Income of the Company
Category	47th fiscal term: Fiscal year ended March 31, 2021	48th fiscal term: Fiscal year ended March 31, 2022	49th fiscal term: Fiscal year ended March 31, 2023	50th fiscal term: Fiscal year ended March 31, 2024 (under review)
Net sales (million yen)	404,107	437,742	470,003	506,384
Operating income (million yen)	7,688	2,873	3,859	8,046
Ordinary income (million yen)	51,056	48,736	55,820	62,881
Net income (million yen)	46,767	43,005	59,219	58,627
Earnings per share ＜EPS＞(yen)	682.76	631.32	867.80	871.80
Total assets (million yen)	597,870	669,348	686,272	684,797
Net assets (million yen)	132,058	138,085	153,913	134,456

2.	The Company’s Stock
(1)	Number of shares authorized 329,541,100 shares
(2)	Number of shares issued 65,772,003 shares (excluding treasury stock: 3,146,976 shares)
(3)	Number of shareholders 19,096 shareholders
(4)	Principal shareholders
Name of shareholder	Number of shares owned (thousand shares)	Shareholding ratio (%)
The Master Trust Bank of Japan, Ltd. (Trust account)	9,590	14.58
SSBTC CLIENT OMNIBUS ACCOUNT	3,919	5.96
Custody Bank of Japan, Ltd. (Trust account)	3,637	5.53
HIKARI TSUSHIN, INC.	3,527	5.36
Co-op Suppliers’ Stock Holding	1,673	2.54
Sumitomo Realty & Development Co., Ltd.	1,606	2.44
NORTHERN TRUST CO. (AVFC) RE SILCHESTER INTERNATIONAL INVESTORS INTERNATIONAL VALUE EQUITY TRUST	1,510	2.30
BNYMSANV AS AGENT / CLIENTS LUX UCITS NON TREATY 1	1,461	2.22
STATE STREET BANK WEST CLIENT - TREATY 505234	1,284	1.95
Daito Trust Construction Employees' Shareholding Association	1,127	1.71

Notes	1. Shareholding ratio is calculated after deducting treasury stock (3,146 thousand shares).
2.	The Company holds 3,146 thousand shares of treasury stock, excluding 346 thousand shares held by the ESOP Trust, 299 thousand shares held by the J-ESOP and 101 thousand shares held by the Board Incentive Plan (BIP).

3.	Corporate Officers
(1)	Names, etc., of Directors
Position	Name	Responsibilities and Significant Concurrent Positions Held
Representative Director	Kei Takeuchi	Chief Executive Officer General Manager of Construction Business Headquarters Committee Member of Nominating and Remuneration Committee Committee Member of Governance Committee
Director	Yoshihiro Mori	Managing Executive Officer General Manager of Real Estate Business Headquarters Representative Director and President, Daito Kentaku Partners Co., Ltd. Committee Member of Governance Committee
Director	Masafumi Tate	Senior Executive Officer General Manager of Design Management Department
Director	Tsukasa Okamoto	Senior Executive Officer General Manager of Finance and Accounting Department
Director	Yutaka Amano	Senior Executive Officer General Manager of Real Estate Development Headquarters
Director	Yoshimasa Tanaka	Senior Executive Officer General Manager of General Administration Headquarters
Director (Outside)	Atsushi Iritani

Chairman of Nominating and Remuneration Committee

Chairman of Governance Committee

Nagashima Ohno & Tsunematsu

Outside Director and Audit & Supervisory Committee Member, AKARU-TASU HOLDINGS Cpadding-left: 6pt;o., Ltd.

Outside Audit & Supervisory Board Member of TRAINOCATE Holdings, Ltd.

Director (Outside)	Mami Sasaki	Committee Member of Nominating and Remuneration Committee Committee Member of Governance Committee Outside Director and Audit Committee Member of Sumitomo Mitsui Trust Asset Management Co., Ltd.
Director (Standing Audit & Supervisory Committee Member)	Shuji Kawai	Committee Member of Governance Committee
Director (Outside) (Standing Audit & Supervisory Committee Member)	Masa Matsushita	Chairman of Audit & Supervisory Committee Committee Member of Governance Committee Outside Director, CYPRESS. INC Outside Auditor, TEHARA Industry Co., Ltd. Outside Auditor, Asilla, Inc.
Director (Outside) (Audit & Supervisory Committee Member)	Takashi Shoda	Committee Member of Governance Committee Outside Director, RIKEN Innovation Co., Ltd.
Director (Outside) (Audit & Supervisory Committee Member)	Kenji Kobayashi	Committee Member of Governance Committee Representative, Kenji Kobayashi Certified Public Accountant Office Joint CEO, BVCJ, Co., Ltd. Outside Auditor, Hotel Management International K.K.

(Notes)
1.	Mr. Tsukasa Okamoto, Mr. Yutaka Amano and Mr. Yoshimasa Tanaka were newly elected and appointed as Directors at the 49th Ordinary General Meeting of Shareholders of the Company held on June 27, 2023.

2.	Mr. Shuji Kawai, Mr. Masa Matsushita, Mr. Takashi Shoda and Mr. Kenji Kobayashi were newly elected and appointed as Directors who are Audit & Supervisory Committee Members at the 49th Ordinary General Meeting of Shareholders of the Company held on June 27, 2023.

3.	Directors Mr. Katsuma Kobayashi, Mr. Shuji Kawai, Mr. Koji Sato, Mr. Kanitsu Uchida, Mr. Toshiaki Yamaguchi and Mr. Takashi Shoda, and Audit & Supervisory Board Members Mr. Masayasu Uno, Mr. Masa Matsushita and Mr. Kenji Kobayashi retired upon expiration of their terms as Director or Audit & Supervisory Board Member, respectively, at the conclusion of the 49th Ordinary General Meeting of Shareholders of the Company held on June 27, 2023.
4.	Mr. Atsushi Iritani, Ms. Mami Sasaki, Mr. Masa Matsushita, Mr. Takashi Shoda and Mr. Kenji Kobayashi are Outside Directors.
5.	Audit & Supervisory Committee Member Mr. Kenji Kobayashi is qualified as Certified Public Accountant and has considerable financial and accounting knowledge.
6.	The Company has designated Directors Mr. Atsushi Iritani, Ms. Mami Sasaki, Mr. Masa Matsushita, Mr. Takashi Shoda and Mr. Kenji Kobayashi as independent officers under the provisions set forth by the Tokyo Stock Exchange and the Nagoya Stock Exchange and has notified said Exchanges accordingly.
7.	The Company has selected Mr. Shuji Kawai and Mr. Masa Matsushita as standing Audit & Supervisory Committee Members in order to enable information gathering from Directors (excluding Audit & Supervisory Committee Members), information sharing at the important internal meetings and sufficient cooperation between the internal auditing department and Audit & Supervisory Committee and to strengthen the audit and supervisory functions of Audit & Supervisory Committee Members.
8.	Changes in Directors’ positions, responsibilities and significant concurrent positions held after the last date of the fiscal year are as follows. (Only Directors who had changes as of April 1, 2024 are presented)
Position	Name	Responsibilities and Significant Concurrent Positions Held
Representative Director	Kei Takeuchi	CEO General Manager of Construction Business Sales Headquarters Committee Member of Nominating and Remuneration Committee Committee Member of Governance Committee
Director	Masafumi Tate	Senior Executive Officer General Manager of Construction Business Technical Headquarters
Director	Tsukasa Okamoto	Senior Executive Officer, CFO, General Manager of Corporate Management Headquarters Committee Member of Governance Committee
Director	Yutaka Amano	Senior Executive Officer General Manager of Business Development Headquarters

(2)	Outline of Limited Liability Agreements

The Company has entered into a Limited Liability Agreement with all of its Directors (excluding those who serve as Executive Directors, etc.), the outline of which is as described below:

▪	In the event that the Company bears liability for damages caused by neglect of the duty of Director (excluding those who serve as Executive Director, etc.), the liability amount shall be the minimum amount set forth in Article 425, Paragraph 1 of the Companies Act.
▪	The limited liability stated above shall be applicable only when the Director (excluding those who serve as Executive Director, etc.) performs his or her duty in good faith and without material negligence.
(3)	Outline of indemnity agreement

The Company has entered into an Indemnity Agreement set forth in Article 430-2, Paragraph 1 of the Companies Act with Mr. Kei Takeuchi, Mr. Yoshihiro Mori, Mr. Masafumi Tate, Mr. Tsukasa Okamoto, Mr. Yutaka Amano, Mr. Yoshimasa Tanaka, Mr. Atsushi Iritani, Ms. Mami Sasaki, Mr. Shuji Kawai, Mr. Masa Matsushita, Mr. Takashi Shoda and Mr. Kenji Kobayashi. The Company shall compensate the expenses described in Paragraph 1-1 and the losses in Paragraph 1-2 within the scope stipulated by laws and regulations. However, the Company stipulates that indemnity is unpaid in case of their performing his or her duty in bad faith or with material negligence.

(4)	Outline of Directors and Officers Liability Insurance Contract

The Company has entered into a directors and officers liability insurance contract set forth in Article 430-3, Paragraph 1 of the Companies Act with an insurance company to insure all of Directors and Audit & Supervisory Board Members of the Company and its subsidiaries. The insurance premiums are fully borne by the Company. The insurance policy covers legal damages and litigation expenses to be borne by the insureds.

(5)	Remuneration of Directors for the fiscal year under review
(i)	Determination policy for remuneration of individual Directors

At the Board of Directors meeting held on May 2023, the Company prescribed a determination policy for remuneration, etc. of individual Directors (excluding Directors who are Audit & Supervisory Committee Members) and the outline is as below. Remuneration, etc. for Directors who are Audit & Supervisory Committee Members shall be determined pursuant to the deliberation by Directors who are Audit & Supervisory Committee Members within the scope of the amount approved at the General Meeting of Shareholders.

a.	Basic policy for remuneration of officers

Regarding remuneration for Directors (excluding Directors who are Audit & Supervisory Committee Members) of the Company, we shall make a simple remuneration plan with the function of incentives contributing to mid- to long-term enhancement of corporate value to achieve the Company’s management policy. At the same time, remuneration requires a level to maintain the speed of corporate reform of the Company and to gain and maintain excellent human resources to contribute to sustainable growth. Specifically, the basic policy is as follows:

▪	Incentive systems to strongly promote the achievement of the Company’s management policy
▪	Strengthening the awareness of contribution to improvement in corporate performance and enhancement of corporate value
▪	Sharing of common interests with shareholders and investors
▪	Competitive compared with the remuneration level of similar scale enterprises in Japan and at a level to gain and maintain excellent human resources
▪	Remuneration determination process with high transparency and objectivity and fulfilling accountability to stakeholders
b.	Remuneration level

Remuneration level shall be set to be competitive by researching and analyzing the level of benchmark enterprises by utilizing the database of external research institutions, while considering the Company’s management conditions, etc.

c.	Composition of Remuneration

Based on the basic policy above, the composition of remuneration focuses on incentives. Specifically, the remuneration of Directors (excluding Outside Directors) is composed of basic remuneration, performance-linked bonuses and stock compensation and its proportion is 1 : 0.6 : 0.6 (in case of 100% of achievement rate for performance targets). In the future, the target proportion is 1 : 2-3 : 2-3.

Meanwhile, for Outside Directors (excluding Directors who are Audit & Supervisory Committee Members), remuneration is composed of basic remuneration and stock compensation. However, remuneration is not linked to performance considering their roles are to supervise the business executors appropriately.

(ii)	Resolution by the General Meeting of Shareholders on remuneration of Directors
a.	Remuneration of Directors (excluding Directors who are Audit & Supervisory Committee Members)

Monetary remuneration of Directors (excluding Directors who are Audit & Supervisory Committee Members) is capped at 2.0 billion yen per year (including Outside Director remuneration capped at 100 million yen) as the total of basic remuneration and performance-linked bonuses, as resolved at the 49th Ordinary General Meeting of Shareholders of the Company held on June 27, 2023. The number of Directors as of the resolution at the said General Meeting of Shareholders was eight (including two Outside Directors).

Separately from the aforementioned amount of monetary remuneration, stock compensation of Directors (excluding Directors who are Audit & Supervisory Committee Members) is capped at 210,000 points (number of shares) to be granted to Directors for a three-year covered period (points will not be granted if ROE is less than 20% and payout ratio is lower than 50%) or 1.9 billion yen in cash which is contributed to the Board Incentive Plan (BIP), as resolved at the 49th Ordinary General Meeting of Shareholders of the Company held on June 27, 2023. The number of Directors (excluding Directors who are Audit & Supervisory Committee Members) as of the resolution at the said General Meeting of Shareholders was eight (including two Outside Directors).

b.	Remuneration of Directors who are Audit & Supervisory Committee Members

Directors who are Audit & Supervisory Committee Members’ monetary remuneration is capped at 200 million yen per year as resolved at the 49th Ordinary General Meeting of Shareholders of the Company held on June 27, 2023. The number of Directors who are Audit & Supervisory Committee Members at the resolution of the said General Meeting of Shareholders was four (including three Outside Audit & Supervisory Committee Members).

(iii)	Delegation of authority to determine remuneration for individual Directors

For the fiscal year under review, the Company resolved at the Board of Directors’ meeting held on June 27, 2023 to delegate the authority of determining remuneration for individual Directors to Mr. Kei Takeuchi serving as Representative Director.

The delegation authorizes the Representative Director to give final approval to the results of the mutual evaluations of Directors, and evaluations of individual Directors made upon consulting the Nominating and Remuneration Committee and receiving its recommendations. Based on these evaluation results, the amount of basic remuneration, bonuses, and the number of shares to be allotted as stock compensation to individual Directors are determined.

The Company delegated the authority as above because the Representative Director is the most suitable for evaluating performance of the whole Company and business execution of each Director.

In order to ensure that the authority is properly exercised by the Representative Director, the Board of Directors consulted the Nominating and Remuneration Committee and received its recommendations on the evaluations of each Director and the draft of remuneration amounts.

(iv)	Amount of Remuneration, etc., of Directors and Audit & Supervisory Board Members
Category	Number of persons paid	Basic remuneration	Performance-linked Bonuses	Stock compensation	Total
Directors (other than Audit & Supervisory Committee Members) [of which, Outside Directors]	14 [4]	¥347 million [¥32 million]	¥202 million [–]	¥2 million [¥2 million]	¥552million [¥35 million]
Directors (Audit & Supervisory Committee Members) [of which, Outside Directors]	4 [3]	¥122 million [¥53 million]	– [–]	– [–]	¥122 million [¥53 million]
Audit & Supervisory Board Members [of which, Outside Audit & Supervisory Board Members]	1 [1]	¥11 million [¥11 million]	– [–]	– [–]	¥11 million [¥11 million]
Total [of which, Outside officers]	19 [8]	¥482 million [¥97 million]	¥202 million [–]	¥2 million [¥2 million]	¥686 million [¥100 million]

(Notes)

1.	The amount paid to Directors indicated in the above table does not include the employee salary portion of Directors concurrently serving as employees.
2.	Stock compensation granted to Outside Directors (excluding Directors who are Audit & Supervisory Committee Members) are non-performance-linked and fixed in consideration of their roles.
3.	The Company made the transition to a Company with an Audit & Supervisory Committee from a Company with an Audit & Supervisory Board in June 2023.
4.	The headcount as of the end of the fiscal year under review is twelve (12) Directors, including four (4) Directors who are Audit & Supervisory Committee Members.
(v)	Details of remuneration of Directors (excluding Directors who are Audit & Supervisory Committee Members)
a.	Basic remuneration

For Executive Directors, basic remuneration based on job titles is granted monthly. For Outside Directors, basic remuneration based on their duties is granted monthly.

b.	Performance-linked bonuses (short-term performance-linked monetary remuneration)

Bonuses on performance are granted during the specified period annually as short-term incentives in each fiscal term according to the achievement rate of targets with the range of 0% to 130%. However, the bonuses shall be granted within the ranges of multiplying the consolidated net income (profit attributable to owners of the parent) by a specific ratio to share common interests with shareholders. The bonuses are not payable if consolidated net income for the fiscal year under review falls short of 20.0 billion yen. We adopt non-financial indicators and individual evaluations besides financial indicators as the indicators to measure the achievement of targets.

The evaluation indicators and results for the fiscal year under review are shown in the “Structure of performance-linked remuneration, evaluation indicators, results, etc. for the fiscal year under review” below.

c.	Stock compensation (medium- to long-term performance-linked non-monetary remuneration)

In place of the previous stock option scheme as stock-linked compensation, the Company introduced a medium- to long-term performance-linked stock compensation plan pursuant to the resolution passed at the 45th Ordinary General Meeting of Shareholders of the Company held on June 25, 2019, for the purpose of raising Directors’ willingness to contribute to the medium- to long-term improvement in the financial performance and enhancement of the enterprise value of the Company by clarifying the linkage between the financial performance and the shareholder value of the Company and sharing of common interests with shareholders.

The new plan covers the three fiscal years (hereinafter referred to as the “Covered Period”) from the fiscal year ended March 31, 2020 to the fiscal year ended March 31, 2022 and each consecutive period of three fiscal years thereafter. The Company will contribute a total amount of up to 1.9 billion yen as compensation to Directors for each Covered Period to establish the trust (BIP Trust) for a 3-year trust period, the beneficiaries of which are Directors who meet the beneficiary requirements. During the trust period, the Company will grant points to Directors, and the total number of points to be granted to Directors per three fiscal years as the Covered Period (number of the Company shares) shall be up to 210,000 points (210,000 shares) on the condition that 20% ROE and 50% payout ratio are achieved.

The plan is comprised of a performance-linked portion and a non-performance-linked portion. For the performance-linked portion, points to be determined based on job titles are granted every year and are multiplied by the achievement level (0 to 150%) of the Company’s performance targets, etc. after the expiry of the Covered Period. For the non-performance-linked portion, points to be determined based on job titles are granted every year.

The trust will deliver the Company shares, etc., to Directors and the money equivalent to the amount gained from the sale of such shares according to the number of points. Such delivery is made after the expiry of the Covered Period for the performance-linked portion and upon the retirement of Directors for the non-performance-linked portion.

Upon the expiry of the trust period of the trust, the Company continues the plan by setting up a new trust or amending the trust agreement and making an additional trust (such amendment to the trust agreement and additional trust, if any, shall be deemed equivalent to the establishment of the trust). In case where the plan is continued by amending the trust agreement, the trust period shall be extended for three years, and the three fiscal years after the extension of the trust period shall be deemed as the new Covered Period. The Company shall make an additional contribution within the total amount of 1.9 billion yen for each extended trust period and continue to grant points to Directors during such extended trust period, whereas the trust shall continue to transfer and deliver the Company shares, etc., to Directors during such extended trust period; provided, however, that, in the case that such additional contribution is made, if the Company shares and money remain in the trust property at the end of the trust period before such extension (excluding the Company shares, etc., that correspond to the points granted but have not been transferred and delivered to Directors), the total amount of such remaining shares, etc., and the trust money to be additionally contributed by the Company shall be within the range of 1.9 billion yen.

The partial amendment to the plan was resolved at the 49th Ordinary General Meeting of Shareholders of the Company held on June 27, 2023. The amendments are designed to add Outside Directors (excluding Directors who are Audit & Supervisory Committee Members) to those eligible for stock compensation points (however, the plan shall be non-performance-linked and fixed in consideration of their roles) and to adopt non-financial indicators as evaluation indicators for the performance-linked portion.

The evaluation indicators and results for the fiscal year under review are shown in the “Structure of performance-linked remuneration, evaluation indicators, results, etc. for the fiscal year under review” below.

(vi)	Forfeiture, etc. of compensation, etc.

In case of the resolution of the Board of Directors for a retrospective amendment to account settlement due to material error or misconduct in accounting, or the judgement of the Board of Directors to admit the occurrence of a material violation of the delegation contracts between the Company and the Director during the Director’s office, the Nominating and Remuneration Committee is consulted by Board of Directors, and deliberates whether to confiscate all or part of the right to receive bonuses or stock compensation (malus) or not, whether to demand the return of all or part of the granted bonuses and stock compensation (clawback) or not, and shall make recommendations to Board of Directors based on the result. In addition, if a Director moves to the competing company without the Company’s permission, the Nominating and Remuneration Committee will be consulted by the Board of Directors, and shall deliberate whether to demand the return of all or part of stock compensation or not, and shall make recommendations to Board of Directors based on the result.

The Board of Directors shall resolve whether to confiscate all or part of the right to receive bonuses or stock compensation or not, whether to demand the return of all or part of the granted bonuses and stock compensation to the Director or not, considering the recommendation results from Nominating and Remuneration Committee.

(Reference) Structure of performance-linked remuneration, evaluation indicators, results, etc. for the fiscal year under review

Type		Evaluation indicator	Evaluation method	Result of the fiscal year under review	Evaluation coefficient
Performance-linked bonuses	Financials	Consolidated net income	Payment condition: Consolidated net income of 20.0 billion yen or more	74.6 billion yen	Achieved
		Consolidated operating income	Achievement rate compared with the targets at the beginning of the term	104.8 billion yen	1.02
	Non-financials	Key sales indicators	Determined based on a table in accordance with the results of key sales indicators of construction business and real estate business	–	1.15
		Percentage of providing ZEH	Achievement rate compared with the targets at the beginning of the term	108.0%	1.12
		Employee engagement score (Note) 1	Determined based on a table in accordance with the results	59.2 (A)	1.10
		Compliance penetration level		88.7%	1.00
	–	Individual evaluation (Note) 2	Determined based on individual performance results and Directors’ mutual evaluation	88.7%	1.00
Stock compensation	Financials	・ROE ・Payout ratio (Note) 3	Payment condition: ROE of 20% or higher and payout ratio of 50% or higher	18.4% 50.0%	Not achieved
		Growth rate of consolidated operating income	Determined based on a table in accordance with the results (average during the covered period)	102.6%	1.04
	Non-financials	Achievement rate of CO2 emissions reduction target (Note) 4	Determined based on a table in accordance with the results (average during the covered period)	94.8%	0.91
		Percentage of female management personnel		8.0%	1.10
		Employee engagement score (Note) 1		59.2 (A)	1.10
		Compliance penetration level		88.7%	0.80

(Notes)

1.	Outcomes from an employee engagement survey conducted by an external organization are used as results.
2.	The Nominating and Remuneration Committee leads the initiative of Directors’ mutual evaluation to ensure transparency.
3.	ROE did not reach the payout criteria of 20% for the fiscal year under review. Therefore, no stock compensation points are granted to Executive Directors.
4.	Refers to the achievement rate of CO2 emissions reduction target compared with CO2 emissions in FY2017. The results were determined for the period of 12 months from January through December last year.

(6)	Outside Officers
(i)	Important concurrent positions and relationship with the Company
a.	Outside Directors
Name	Parties with which important concurrent positions are held and details of positions held concurrently	Relationship between such parties and the Company
Atsushi Iritani	Nagashima Ohno & Tsunematsu	(Note)
	Outside Director and Audit & Supervisory Committee Member, AKARU-TASU HOLDINGS Co., Ltd.	There is no business transactional relationship between these parties and the Company.
Outside Audit & Supervisory Board Member of TRAINOCATE Holdings, Ltd.
Mami Sasaki	Outside Director and Audit Committee Member of Sumitomo Mitsui Trust Asset Management Co., Ltd.	There is no business transactional relationship between the party and the Company.

(Note)	The Company had a business transaction concerning legal affairs with Nagashima Ohno & Tsunematsu, to which Mr. Iritani belongs to, in December 2023; however, there is no special relationship between the Company and Nagashima Ohno & Tsunematsu.
b.	Outside Directors (Audit & Supervisory Committee Members)
Name	Parties with which important concurrent positions are held and details of positions held concurrently	Relationship between such parties and the Company
Masa Matsushita	Outside Director, CYPRESS. INC	There is no business transactional relationship between these parties and the Company.
Outside Auditor, TEHARA Industry Co., Ltd.
Outside Auditor, Asilla, Inc.
Takashi Shoda	Outside Director, RIKEN Innovation Co., Ltd.	There is no business transactional relationship between the party and the Company.
Kenji Kobayashi	Representative, Kenji Kobayashi Certified Public Accountant Office	There is no business transactional relationship between these parties and the Company.
Joint CEO, BVCJ, Co., Ltd.
Outside Auditor, Hotel Management International K.K.

(ii)	Main activities during the fiscal year under review
a.	Outside Directors
Name	Attendance at Board of Directors meetings (Attendance ratio)	Main activities and outline of duties performed in expected roles
Atsushi Iritani	14 times out of 14 meetings (100.0%)

In the Board of Directors meetings, he actively stated opinions by making the most of his extensive experience and insights of legal affairs, compliance and others, thereby fulfilling the role expected of him in important decision-making and supervision of management.

In addition, as Chairman of the Nominating and Remuneration Committee, he was proactively involved in ensuring transparency and fairness of nomination and remuneration. As Chairman of the Governance Committee, he was also proactively involved in strengthening the Company’s corporate governance.

Mami Sasaki	14 times out of 14 meetings (100.0%)

In the Board of Directors meetings, she actively stated opinions by making the most of her extensive experience and insights in global business and finance, thereby fulfilling the role expected of her in important decision-making and supervision of management.

In addition, as a Committee Member of the Nominating and Remuneration Committee, she was involved in ensuring transparency and fairness of nomination and remuneration. As a Committee Member of the Governance Committee, she was also involved in strengthening the Company’s corporate governance.

b.	Outside Directors (Audit & Supervisory Committee Members )
Name	Attendance at Board of Directors meetings (Attendance ratio)	Attendance at Audit & Supervisory Committee meetings (Attendance ratio)	Main activities and outline of duties performed in expected roles
Masa Matsushita	14 times out of 14 meetings (100.0%)	11 times out of 11 meetings (100.0%)

In the Board of Directors meetings, he actively stated his opinions based on his extensive experience and insights in corporate legal affairs and finance, thereby fulfilling the role expected of him in important decision-making and supervision of management.

In the Audit & Supervisory Committee meetings, he actively exchanged opinions on audit policies as Chairman of the Audit & Supervisory Committee, and proactively conducted audits as Standing Audit & Supervisory Committee Member, through actions such as attending important internal meetings and visiting key offices and subsidiaries.

In addition, as a Committee Member of the Governance Committee, he was involved in strengthening the Company’s corporate governance.

Takashi Shoda	14 times out of 14 meetings (100.0%)	11 times out of 11 meetings (100.0%)

In the Board of Directors meetings, he actively stated his opinions based on his extensive experience and insights in corporate management that he accumulated as a corporate manager, thereby fulfilling the role expected of him in important decision-making and supervision of management.

In the Audit & Supervisory Committee meetings, he actively exchanged opinions on audit policies and proactively conducted audits through actions such as interviews with Executive Directors.

In addition, as a Committee Member of the Governance Committee, he was involved in strengthening of the Company’s corporate governance.

Kenji Kobayashi	14 times out of 14 meetings (100.0%)	11 times out of 11 meetings (100.0%)

In the Board of Directors meetings, he actively stated his opinions by making the most of his extensive experience and insights in finance and accounting and corporate management, thereby fulfilling the role expected of him in important decision-making and supervision of management.

In the Audit & Supervisory Committee meetings, he actively exchanged opinions on audit policies and proactively conducted audits through actions such as in interviews with Executive Directors.

In addition, as a Committee Member of the Governance Committee, he was involved in strengthening of the Company’s corporate governance.

(iii)	Family Relationships of Outside Directors and Outside Audit & Supervisory Committee Members

None of the Outside Directors or Outside Audit & Supervisory Committee Members is an executive person of a subsidiary, associate or major business partner of the Company, or a spouse, any family within the third degree of kinship of a Director or Audit & Supervisory Committee Member of the Company or a similar person.

4.	Company Structure and Policies

Policy on determination of cash dividends, etc.

The Company recognizes adequate profit return to shareholders as one of the most important management matters and is putting this into practice. For dividends, the Company, while taking the basic policy stance of providing stable dividends through ongoing reinforcement of our business foundation, aims to set the payout ratio at 50%, which includes a basic dividend of 100 yen and the profit return based on consolidated business performance.

In each term, the Company will examine acquisitions of treasury stock in comprehensive consideration of the business environment, stock market trends, financial positions, investment for growth, etc.

It was resolved at the 49th Ordinary General Meeting of Shareholders of the Company held on June 27, 2023 that the Company may determine cash dividends, etc. by a resolution of the Board of Directors as well as by a resolution of a General Meeting of Shareholders. However, as a general principle, we will determine year-end dividends by a resolution of an Ordinary General Meeting of Shareholders to secure an opportunity to directly listen to the intentions of our shareholders.

Consolidated Balance Sheet

(Millions of yen)

Assets			Liabilities
Account item	(Reference) 49th Fiscal Term (As of March 31, 2023)	50th Fiscal Term (As of March 31, 2024)	Account item	(Reference) 49th Fiscal Term (As of March 31, 2023)	50th Fiscal Term (As of March 31, 2024)
Current assets:	619,976	624,275	Current liabilities:	310,439	326,941
Cash and deposits	267,133	245,758	Accounts payable for construction contracts	50,141	49,767
Money held in trust	11,500	11,500
Accounts receivable from completed construction contracts and other	58,154	58,565	Short-term loans payable	1,026	–
			Current portion of bonds payable	50	–
			Current portion of long-term loans payable	11,558	10,982
Short-term investment securities	3,999	3,798
Real estate for sale	27,439	58,587	Lease obligations	310	203
Costs on uncompleted construction contracts	13,712	15,094	Income taxes payable	19,638	22,065
			Advances received on uncompleted construction contracts	41,772	52,868
Real estate for sale and development projects in progress	11,166	9,308
Other inventories	11,957	7,195
Prepaid expenses	74,267	75,579	Advances received	116,610	102,424
Operating loans	106,970	104,250	Provision for bonuses	15,906	23,278
Other	34,363	35,197	Provision for warranties for completed construction	1,251	1,025
Allowance for doubtful accounts	(688)	(559)
Noncurrent assets:	441,932	455,794	Provision for loss on construction contracts	793	2,641
Property, plant and equipment	191,382	194,864
Buildings and structures	61,894	62,873	Deposits received	8,502	10,382
Machinery and equipment	48,286	49,860	Other	42,878	51,301
Tools, furniture and fixtures	1,753	1,428	Noncurrent liabilities:	346,537	347,327
Land	78,013	78,543	Bonds payable	11,000	11,000
Lease assets	947	843	Long-term loans payable	67,318	57,176
Other	486	1,314	Lease liabilities	611	656
Intangible assets	34,579	33,406	Deferred tax liabilities	428	101
Goodwill	11,356	11,849	Provision for repairs on whole building lease	207,185	221,824
Other	23,223	21,556
Investments and other assets	215,971	227,522	Net defined benefit liability	17,636	15,001
Investment securities	50,409	53,737	Long-term guarantee deposits	30,807	29,351
Subordinated bonds and subordinated trust beneficiary rights	5,119	3,788	Other	11,548	12,216
			Total liabilities	656,976	674,268
			Net Assets
Deferred tax assets	100,109	105,199	Shareholders’ equity:	405,439	396,371
Other	66,965	71,457	Capital stock	29,060	29,060
Allowance for doubtful accounts	(6,632)	(6,660)	Capital surplus	34,540	34,540
			Retained earnings	352,811	391,255
			Treasury stock	(10,973)	(58,485)
			Accumulated other comprehensive income	(4,090)	6,169

			Valuation difference on available-for-sale securities	2,309	6,666

			Deferred gains or losses on hedges	(156)	714
			Revaluation reserve for land	(7,584)	(7,584)
			Foreign currency translation adjustment	4,298	7,164
			Remeasurements of defined benefit plans	(2,957)	(791)
			Subscription rights to shares	180	130
			Non-controlling interests	3,403	3,129
			Total net assets	404,933	405,800
Total assets	1,061,909	1,080,069	Total liabilities and net assets	1,061,909	1,080,069

Consolidated Statement of Income

(Millions of yen)

Account item	(Reference) 49th Fiscal Term (From April 1, 2022 to March 31, 2023)		50th Fiscal Term (From April 1, 2023 to March 31, 2024)
Net sales
Net sales of completed construction contracts	459,572		492,434
Sales on real estate business	1,103,002		1,129,164
Other business revenue	95,051	1,657,626	109,868	1,731,467
Cost of sales
Cost of sales of completed construction contracts	361,531		376,980
Cost of sales on real estate business	974,455		997,400
Cost of sales on other business	63,190	1,399,178	72,309	1,446,689
Gross profit
Gross profit on completed construction contracts	98,040		115,454
Gross profit-real estate business	128,546		131,764
Gross profit-other business	31,860	258,448	37,559	284,777
Selling, general and administrative expenses		158,447		179,958
Operating income		100,000		104,819
Non-operating income
Interest income	475		775
Dividends income	406		194
Commission fee	3,039		3,157
Share of profit of entities accounted for using equity method	357		–
Miscellaneous income	2,711	6,989	1,794	5,920
Non-operating expenses
Interest expenses	428		441
Commission expenses	487		121
Share of loss of entities accounted for using equity method	–		69
Foreign exchange losses	762		638
Miscellaneous expenses	1,413	3,092	749	2,020
Ordinary income		103,898		108,720
Extraordinary income
Gain on sales of noncurrent assets	212		48
Gain on sales of investment securities	15		2,136
Compensation income	–		1,060
Other	–	228	16	3,261
Extraordinary loss
Loss on sales and retirement of noncurrent assets	492		274
Impairment loss	1,795		664
Loss on disaster	2		–
Loss on sale of investment securities	–		10
Loss on valuation of investment securities	–	2,290	424	1,374
Income before income taxes and non-controlling interests		101,836		110,607
Income taxes – current	36,314		43,924
Income taxes – deferred	(4,263)	32,051	(8,539)	35,385
Net income		69,785		75,222
Loss attributable to non-controlling interests		(575)		536
Profit (loss) attributable to owners of the parent		70,361		74,685

Non-consolidated Balance Sheet

(Millions of yen)

Assets			Liabilities
Account item	(Reference) 49th Fiscal Term (As of March 31, 2023)	50th Fiscal Term (As of March 31, 2024)	Account item	(Reference) 49th Fiscal Term (As of March 31, 2023)	50th Fiscal Term (As of March 31, 2024)
Current assets:	409,777	397,581	Current liabilities:	435,624	465,334
Cash and deposits	189,441	161,387	Accounts payable for construction contracts	39,496	37,186
Accounts receivable from completed construction contracts and other	36,308	35,514	Current portion of long-term loans payable	11,200	10,600
Short-term investment securities	3,999	3,798	Lease liabilities	28	25
Real estate for sale	12,581	21,354	Accounts payable - other	16,767	22,363
Costs on uncompleted construction contracts	12,163	14,916	Income taxes payable	1,277	3,225
Real estate for sale and development projects in progress	11,166	9,308	Accrued consumption taxes	2,709	4,443
Raw materials and supplies	9,750	4,788	Advances received on uncompleted construction contracts	40,497	51,149
Short-term loans receivable from subsidiaries and affiliates	113,970	130,100	Advances received	16,393	13,716
Prepaid expenses	672	648	Deposits received	295,432	304,738
Accounts receivable - other	14,331	8,432	Provision for bonuses	8,443	13,323
Advances paid	4,069	4,677	Provision for warranties for completed construction	1,188	992
Other	2,005	3,135	Provision for loss on construction contracts	793	2,620
Allowance for doubtful accounts	(684)	(480)	Other	1,395	950
Noncurrent assets:	276,495	287,216	Noncurrent liabilities:	96,734	85,006
Property, plant and equipment	84,011	84,855	Bonds payable	11,000	11,000
Buildings	18,574	18,011	Long-term loans payable	66,025	54,825
Structures	557	543	Lease liabilities	46	20
Machinery and equipment	17	368	Provision for retirement benefits	8,947	8,599
Tools, furniture and fixtures and other	390	366	Other	10,715	10,561
Land	64,345	64,539	Total liabilities	532,359	550,341
Lease assets	67	41	Net Assets
Construction in progress	58	984	Shareholders’ equity:	159,949	134,819
Intangible assets	16,527	14,233	Capital stock	29,060	29,060
Software	10,033	8,208	Capital surplus	34,540	34,540
Software in progress	6,334	5,842	Legal capital surplus	34,540	34,540
Other	159	182	Retained earnings	107,320	129,704
Investments and other assets	175,956	188,127	Legal retained earnings	7,265	7,265
Investment securities	27,828	32,289	Other retained earnings	100,055	122,438
Subordinated bonds and subordinated trust beneficiary rights	5,119	3,788	Retained earnings brought forward	100,055	122,438
Stocks of subsidiaries and affiliates	86,531	89,677	Treasury stock	(10,973)	(58,485)
Long-term loans receivable from subsidiaries and affiliates	1,355	1,855	Valuation and translation adjustments:	(6,184)	(462)
Deferred tax assets	12,431	12,969	Valuation difference on available-for-sale securities	1,556	6,407
Guarantee deposits	8,575	8,594	Deferred gains or losses on hedges	(156)	714
Other	34,845	39,784	Revaluation reserve for land	(7,584)	(7,584)
Allowance for doubtful accounts	(731)	(831)	Subscription rights to shares	148	99
			Total net assets	153,913	134,456
Total assets	686,272	684,797	Total liabilities and net assets	686,272	684,797

Non-consolidated Statement of Income

(Millions of yen)

Account item	(Reference) 49th Fiscal Term (From April 1, 2022 to March 31, 2023)		50th Fiscal Term (From April 1, 2023 to March 31, 2024)
Net sales
Net sales of completed construction contracts	462,695		492,150
Sales on real estate business, etc.	7,308	470,003	14,234	506,384
Cost of sales
Cost of sales of completed construction contracts	365,615		377,956
Cost of sales on real estate business, etc.	3,412	369,028	8,210	386,167
Gross profit
Gross profit on completed construction contracts	97,079		114,194
Gross profit-real estate business, etc.	3,896	100,975	6,023	120,217
Selling, general and administrative expenses		97,116		112,170
Operating income		3,859		8,046
Non-operating income
Interest income	560		594
Interest on securities	237		259
Dividends income	47,634		49,005
Commission fee	2,511		2,667
Miscellaneous income	3,056	54,000	3,054	55,581
Non-operating expenses
Interest expenses	311		309
Interest on bonds	50		50
Provision of allowance for doubtful accounts	264		141
Commission expenses	487		–
Miscellaneous expenses	924	2,038	245	746
Ordinary income		55,820		62,881
Extraordinary income
Gain on sales of noncurrent assets	173		–
Gain on sales of investment securities	15		2,645
Gain on extinguishment of tie-in shares	8,035	8,224	–	2,645
Extraordinary loss
Loss on sales and retirement of noncurrent assets	14		51
Loss on valuation of investment securities	815		–
Impairment loss	609	1,439	411	462
Income before income taxes		62,606		65,064
Income taxes – current	1,882		9,500
Income taxes – deferred	1,504	3,386	(3,063)	6,437
Net income		59,219		58,627